UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934

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MRO SOFTWARE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT!

August 28, 2006

Dear MRO Shareholder:

I am writing to you regarding the proposed sale of MRO Software, Inc., or MRO, to International Business Machines Corporation, or IBM, in a cash transaction valued at approximately $740 million pursuant to an Agreement and Plan of Merger, dated as of August 3, 2006, by and among IBM, Kennesaw Acquisition Corporation, a wholly owned subsidiary of IBM, and MRO, which we refer to as the merger agreement. Pursuant to the merger agreement, Kennesaw Acquisition Corporation will merge with and into MRO and MRO will become a wholly owned subsidiary of IBM. If the merger is completed, MRO’s shareholders will receive $25.80 in cash, without interest and less any applicable withholding tax, for each share of MRO common stock owned by them as of the date of the merger. I encourage you to read the full text of the merger agreement, which is attached as Annex A, carefully and in its entirety.

We cordially invite you to attend a special meeting of the shareholders of MRO Software, Inc. at the offices of MRO at 100 Crosby Drive, Bedford, Massachusetts 01730 on Monday, September 18, 2006, at 10:00 a.m., Eastern Standard Time, to consider and vote on the approval of the merger agreement as well as the other matters listed in the attached notice of special meeting of shareholders and proxy statement.

After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of MRO’s shareholders and that the consideration to be paid to MRO’s shareholders in the merger is fair, from a financial point of view, to such shareholders. Our board of directors has unanimously adopted the merger agreement. Therefore, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement at the special meeting.

Your vote is very important, regardless of the number of shares you own. The merger must be approved by the holders of a majority of our outstanding common stock.

To vote your shares, you may use the enclosed proxy card or attend the special meeting in person. On behalf of the board of directors, I urge you to sign, date, and return the enclosed proxy card, or vote via the Internet or by telephone as soon as possible, even if you currently plan to attend the special meeting.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the special meeting.

Sincerely,

Norman E. Drapeau, Jr.
President and Chief Executive Officer

This proxy statement is dated August 28, 2006, and is first being mailed to shareholders of MRO on or about August 28, 2006.

MRO SOFTWARE, INC.
100 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held September 18, 2006

To the Shareholders of MRO Software, Inc.:

Notice is hereby given that a special meeting of shareholders of MRO Software, Inc., which we refer to as “MRO” or the “Company,” will be held at the offices of the Company at 100 Crosby Drive, Bedford, Massachusetts 01730 on Monday, September 18, 2006, at 10:00 a.m., Eastern Standard Time, for the following purposes:

1.	To consider and vote upon the approval of the Agreement and Plan of Merger, dated as of August 3, 2006, by and among IBM, Kennesaw Acquisition Corporation, a Massachusetts corporation and wholly owned subsidiary of IBM, and the Company, as more fully described in the enclosed proxy statement;

2.	To consider and vote on a proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing merger proposal; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors of the Company has fixed the close of business on August 11, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Only holders of record of common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A list of such shareholders will be available for inspection at the Company’s principal executive offices located at 100 Crosby Drive, Bedford, Massachusetts 01730 during ordinary business hours beginning on August 30, 2006. At the close of business on the record date, MRO had outstanding and entitled to vote 26,675,923 shares of common stock. Each share of common stock is entitled to one vote.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of MRO’s common stock is required to approve the Agreement and Plan of Merger.

All shareholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date, and return the enclosed proxy card or vote via the Internet or by telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date, and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card and do not vote via the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of the vote to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies and, as a result, your shares will effectively be counted as a vote against approval of the merger agreement. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Holders of common stock may revoke their proxies in the manner described in the accompanying proxy statement at any time before they have been voted at the special meeting.

We have concluded that appraisal rights are not available in the merger, as more fully described in the accompanying proxy statement. However, the Massachusetts Business Corporation Act requires that we notify you that any shareholder who believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to MRO, before the vote is taken at the special meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger.

BY ORDER OF THE BOARD OF DIRECTORS,

MRO SOFTWARE, INC.

By:	Craig Newfield
Vice President, General Counsel and Secretary

Bedford, Massachusetts
August 28, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE BY PHONE OR USING THE INTERNET AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT OR COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as an MRO shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to MRO Software, Inc. In addition, we refer to MRO Software, Inc. as “MRO” or the “Company” and to International Business Machines Corporation as “IBM.”

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve a merger agreement that provides for the acquisition of MRO by IBM, and to vote to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement in the event that there are not sufficient votes to approve the merger agreement. The proposed acquisition would be accomplished through a merger of Kennesaw Acquisition Corporation, a wholly owned subsidiary of IBM (which we sometimes refer to as “merger sub”), with and into MRO. As a result of the merger, MRO will become a wholly owned subsidiary of IBM and MRO common stock will cease to be quoted on The NASDAQ Global Select Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

Q:	What will MRO’s shareholders receive in the merger?

A:	As a result of the merger, our shareholders will receive $25.80 cash, without interest and less any applicable withholding tax, for each share of MRO common stock they own. For example, if you own 100 shares of MRO common stock, you will receive $2,580.00 in cash, less any applicable withholding tax, in exchange for these shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and to consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our shareholders. If you hold your shares in “street name” follow the instructions from your broker on how to vote your shares. Please do not send in your stock certificates with your proxy.

Q:	How does MRO’s board of directors recommend that I vote?

A:	At a meeting held on August 3, 2006, MRO’s board of directors unanimously adopted the merger agreement and declared the merger agreement and the merger advisable and in the best interests of MRO shareholders and that the consideration to be paid to MRO’s shareholders in the merger is fair, from a financial point of view, to such shareholders. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on August 11, 2006 are entitled to receive notice of the special meeting and to vote the shares of our common stock that they hold at that record date at the special meeting, or at any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker or bank you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at www.voteproxy.com or telephonically by calling 1-800-PROXIES (1-800-776-9437). Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Standard Time on September 17, 2006. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy over the Internet or telephone.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided by them. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Therefore, if you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, or instruct your broker or bank how to vote your shares if your shares are held in “street name,” it will have the same effect as if you voted against the merger. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions will have no effect on the outcome.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways.

• First, you can deliver to the Secretary of MRO written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

• Second, you can complete, execute and deliver to the Secretary of MRO a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on September 17, 2006.

• Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to MRO Software, Inc. at 100 Crosby Drive, Bedford, Massachusetts 01730, Attention: Craig Newfield, Secretary, or hand-delivered to our Secretary at or before the vote is taken at the special meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares on either proposal without instructions from you. You should instruct your broker to vote your shares by following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of MRO common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of MRO common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”

Q:	What will holders of MRO stock options receive in the merger?

A:	At the effective time of the merger, each then-outstanding MRO stock option will be cancelled, and the holder of each such option will automatically be entitled to receive an amount in cash equal to the excess, if any, of $25.80 over the exercise price per share of our common stock previously subject to such stock option, multiplied by the number of shares of our common stock as to which such stock option was exercisable, less any withholding taxes. Before the effective time of the merger, the vesting of each outstanding stock option will be accelerated so that each such stock option will become fully exercisable. All amounts payable to the holders of such stock options will be paid at or as soon as practicable following the effective time of the merger, without interest. As of August 11, 2006 there were outstanding options to purchase 4,050,463 shares of our common stock with an exercise price per share that is less than $25.80, the per share merger consideration. See “The Merger Agreement — Treatment of Stock Options and Other Equity Awards” on page 37.

Q:	What will holders of shares of restricted MRO common stock receive in the merger?

A:	At the effective time of the merger, each then-outstanding MRO restricted share will be converted in the merger into the right to receive, upon the date such restricted share would have vested, the merger consideration of $25.80 in cash, without interest and less any applicable withholding tax. This right to receive cash will be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. In addition, the vesting of each restricted share will be partially accelerated in accordance with the terms of our 1999 Equity Incentive Plan. In the case of our executive officers who have entered into offer letters with IBM that will become effective at the closing of the merger and that are described elsewhere in this proxy statement, the terms of those offer letters will affect the dates on which those executive officers will be entitled to receive payments in respect of their restricted shares. For more information on the effect of these offer letters see “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger” on page 30 and “The Merger Agreement — Treatment of Stock Options and Other Equity Awards” on page 37.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and expect to consummate the merger in the third quarter of calendar year 2006. In addition to obtaining shareholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See “The Merger Agreement — Conditions to Closing.”

Q:	Am I entitled to appraisal rights?

A:	No. Under Section 13.02 of the Massachusetts Business Corporation Act, MRO shareholders are not entitled to appraisal rights in connection with the merger.

Q:	Should I send in my MRO stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $25.80 in cash, without interest and less any applicable withholding tax, for each share of our common stock you hold. The instructions will provide that, at your election, certificates may be surrendered, and the merger consideration in exchange for the certificates may be collected, by hand delivery.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

MRO Software, Inc.
Attention: Ellen Murphy, MRO Investor Relations
100 Crosby Drive
Bedford, MA 01730
Telephone: (781) 280-6580

The Altman Group, Inc.
Attention: Joseph A. Caruso
1200 Wall Street West
Lyndhurst, NJ 07071
Telephone: (201) 806-7309
Fax: (201) 939-6900

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE “SEC,” NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SUMMARY OF THE MERGER

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

MRO Software, Inc.
100 Crosby Drive
Bedford, Massachusetts 01730
Telephone: (781) 280-2000

MRO, a Massachusetts corporation, is a leading provider of asset and service management software and related services, used by many of the world’s top companies to efficiently manage how they buy, maintain and retire assets — such as production equipment, facilities, transportation assets and information technology hardware and software — in a wide variety of industries including utilities, manufacturing, energy, pharmaceutical, and telecommunications. See “The Companies — MRO Software, Inc.”

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900

IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. See “The Companies — IBM.”

Kennesaw Acquisition Corporation
New Orchard Road
Armonk, New York 10504
Telephone: (914) 499-1900

Kennesaw Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement with us and completing the merger and has not conducted any business operations. See “The Companies — IBM Merger Subsidiary.”

Merger Consideration

If the merger is completed, you will receive $25.80 in cash, without interest and less any applicable withholding tax, in exchange for each share of MRO common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a MRO shareholder and will acquire no rights as an IBM shareholder. MRO shareholders will receive the merger consideration after exchanging their MRO stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after closing of the merger. See “The Merger — Merger Consideration.”

Treatment of Options Outstanding Under Our Stock Plans

At the effective time of the merger, each then-outstanding MRO stock option will be cancelled, and the holder of each such option will automatically be entitled to receive an amount in cash equal to the excess, if any, of $25.80 over the exercise price per share of our common stock previously subject to such stock option, multiplied by the number of shares of our common stock as to which such stock option was exercisable, less any withholding taxes. Before the effective time of the merger, the vesting of each outstanding stock option will be accelerated so that each such stock option will become fully exercisable. All amounts payable to the holders of such stock options will be paid at or as soon as practicable following the effective time of the merger, without interest. As of August 11, 2006 there were outstanding options to purchase 4,050,463 shares of our common stock with an exercise price per share that is less than $25.80, the per share merger consideration. See “The Merger Agreement — Treatment of Stock Options and Other Equity Awards.”

Treatment of Restricted Stock

At the effective time of the merger, each then-outstanding MRO restricted share will be converted in the merger into the right to receive, upon the date such restricted share would have vested, the merger consideration of $25.80 in cash, without interest and less any applicable withholding tax. This right to receive cash will be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. In addition, the vesting of each restricted share will be partially accelerated in accordance with the terms of our 1999 Equity Incentive Plan. In the case of our executive officers who have entered into offer letters with IBM that will become effective at the closing of the merger and that are described below, the terms of those offer letters will affect the dates on which those executive officers will be entitled to receive payments in respect of their restricted shares. For more information on the effect of these offer letters, see “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger” on page 30 and “The Merger Agreement — Treatment of Stock Options and Other Equity Awards” on page 37.

Treatment of Employee Stock Purchase Plan

Immediately prior to the effective time of the merger, the payroll deductions accumulated for the account of each participant in the then-current offering period in effect under our employee stock purchase plan will be applied to the purchase of our common stock in accordance with the terms of the plan. The holder of each share of our common stock that is thereby issued will be entitled to receive the merger consideration of $25.80 per share in cash, without interest and less any applicable withholding tax.

Market Price and Dividend Data

Our common stock is listed on the NASDAQ Global Select Market, and prior to July 3, 2006 was listed on the NASDAQ National Market, under the symbol MROI. On August 2, 2006, the last full trading day prior to the public announcement of the merger, the closing price for our common stock was $21.60 per share. On August 23, 2006, the latest practicable trading day prior to the printing of this proxy statement, the closing price for our common stock was $25.62 per share. As of August 11, 2006, there were approximately 96 holders of record of our common stock. Most of our common stock is held in street names through one or more nominees. See “Market Price and Dividend Data.”

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of MRO common stock for the cash merger consideration will be a taxable transaction to our shareholders for United States federal income tax purposes. See “The Merger — Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the particular tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of MRO’s Board to Shareholders and Reasons for the Merger

Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of MRO shareholders and that the consideration to be paid to MRO’s shareholders in the merger is fair, from a financial point of view, to such shareholders. Our board of directors has unanimously adopted the merger agreement. In making this determination and recommendation, our board of directors considered a number of factors, including the following:

•	the business, competitive position, strategy and prospects of the Company, the likelihood that we will be able to successfully implement our strategy and achieve our objectives, the competitive position of current and likely competitors in the markets in which we compete, and current industry, economic, and market conditions;

•	the fact that the six-month process we conducted with the assistance of Goldman Sachs, and our discussions with other potential acquirors of the Company, did not result in any proposal for a strategic transaction, or any other offer to acquire us at a price equal to or greater than $25.80 per share;

•	the risk that if we did not accept IBM’s offer now, we might not have another opportunity to do so;

•	the fact that the $25.80 per share in cash to be paid as merger consideration represents approximately a (a) 35.7% premium to the average trading price of our common stock on The NASDAQ Global Select Market over the 90 day period prior to August 3, 2006, (b) 30.7% premium to the average trading price of our common stock on The NASDAQ Global Select Market over the 30 and 60 day periods prior to August 3, 2006, and (c) 19.4% premium to the closing price of our common stock on The NASDAQ Global Select Market on August 2, 2006;

•	the financial analyses reviewed with our board of directors by representatives of Goldman Sachs on August 3, 2006 and the oral opinion of Goldman Sachs rendered to our board of directors on August 3, 2006, which opinion was subsequently confirmed by delivery of a written opinion dated August 3, 2006, that, as of August 3, 2006 and based upon and subject to the factors and assumptions set forth therein, the $25.80 per share in cash to be received by the holders of MRO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders; a copy of the full text of the Goldman Sachs opinion is attached to this proxy statement as Annex B; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Goldman Sachs in rendering its opinion;

•	the value of the consideration to be received by our shareholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our shareholders;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders than the merger, taking into account risks of execution as well as business, competitive, industry, and market risks;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of, and our prior dealings with, IBM as well as its reputation; and

•	the environment and trends in the enterprise software industry in general, and the strategic asset and service management software market in particular, including increasing industry consolidation, the emergence of trends such as software as a service, and increasing competitive pressures from larger companies.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our customers, employees, suppliers, and our relationships with other third parties, including the potentially negative reaction of these parties to the fact that we would be merging with IBM;

•	the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•	the risk that we might not receive the regulatory approvals and clearances necessary to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to IBM a termination fee of $23 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger;

•	the fact that the income realized by shareholders as a result of the merger generally will be taxable to our shareholders;

•	the interests that certain directors and executive officers of the Company may have with respect to the merger, in addition to their interests as shareholders of the Company generally, as described in “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

See “The Merger — Recommendation of MRO’s Board of Directors and Reasons for the Merger.”

Opinion of MRO’s Financial Advisor

Goldman Sachs rendered its oral opinion to our board of directors on August 3, 2006, which opinion was subsequently confirmed by delivery of a written opinion dated August 3, 2006, that, as of that date, and based upon and subject to the factors and assumptions set forth therein, the $25.80 per share in cash to be received by the holders of MRO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger — Opinion of MRO’s Financial Advisor.”

The full text of the written opinion of Goldman Sachs, dated August 3, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of our common stock should vote or act with respect to the merger or any other matter. Pursuant to an engagement letter between MRO and Goldman Sachs, MRO has agreed to pay Goldman Sachs a transaction fee of $10.5 million, all of which is payable upon consummation of the merger.

The Special Meeting of MRO’s Shareholders

Date, Time and Place.  A special meeting of our shareholders will be held at the offices of the Company at 100 Crosby Drive, Bedford, Massachusetts 01730 on Monday, September 18, 2006, at 10:00 a.m., Eastern Standard Time, to:

•	consider and vote upon a proposal to approve the merger agreement;

•	consider and vote on any proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing merger proposal; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 11, 2006, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are 26,675,923 shares of our common stock entitled to be voted at the special meeting. Our directors and executive officers and their affiliates own approximately 14.1% of the shares entitled to vote at the special meeting and may have interests that are different from yours. See “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger.”

Required Vote.  The approval of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of those shares present, in person or represented by proxy, and entitled to vote on this proposal. See “The Special Meeting.”

Interests of MRO’s Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our executive officers have interests in the merger other than their interests as MRO shareholders generally, pursuant to agreements between such directors and executive officers and us and pursuant to the merger agreement or other agreements with IBM. These interests may be different from, or in conflict with, your interests as MRO shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	Pursuant to offer letters entered into between IBM and our executive officers, specifically, Norman E. Drapeau, Jr. (our President and Chief Executive Officer), Peter J. Rice (our Executive Vice President, Chief Financial Officer and Treasurer), John W. Young (our Executive Vice President, Products and Technology), Patricia Foye (our Executive Vice President, Global Marketing and Alliances), William Sawyer (our Executive Vice President of Operations) and Craig Newfield (our Vice President and General Counsel), each of these executive officers will become an employee of IBM as of the effective time of the merger. The terms of these offer letters will supersede any existing agreements and rights under severance or other compensation plans that each of these individuals currently has with MRO. Each of Mr. Rice and Ms. Foye will become an employee of IBM for six months following the closing and Mr. Newfield will become an employee of IBM for twelve months following the closing. Each such employee will be entitled to receive specified salaries during the specified periods, and will also receive retention payments at the end of their respective retention periods. Messrs. Drapeau, Young, and Sawyer will become regular employees of IBM and will be entitled to an annual base salary, will be eligible to receive a performance bonus and will participate in a milestone achievement program. Richard A. Cahill (our Executive Vice President Worldwide Sales) is currently negotiating the terms of a retention arrangement with IBM, and we anticipate that Mr. Cahill will become an employee of IBM following the effective time of the merger.

•	In fiscal year 2005, each outstanding and unexercised MRO stock option held by an employee of MRO, including those held by our executive officers, was accelerated so as to become fully exercisable, effective as of September 30, 2005. At that time, our executive officers entered into agreements with us that, notwithstanding such acceleration, they would exercise such options only in accordance with their original vesting schedules. These option amendment agreements will terminate immediately prior to the effective time of the merger and, as a result, all options held by our executive officers will become immediately exercisable, as is the case for all our employees. Pursuant to the merger agreement, all stock options that are outstanding immediately prior to the effective time of the merger will be cancelled and cashed out. See “The Merger Agreement — Treatment of Stock Options and Other Equity Awards” on page 37. The net value attributable to the cancellation and cash-out in connection with the merger of all stock options held by our executive officers is approximately $22.3 million.

•	Each restricted share of MRO common stock held by the executive officers of MRO will be converted into the right to receive the merger consideration of $25.80, which amount will be payable to the executive officers on dates specified in their offer letters with IBM. The impact of the offer letters is generally to accelerate an additional 25% of the unvested value of these shares as of the effective time of the merger (in addition to the acceleration in vesting of such restricted shares that will take place pursuant to our 1999 Equity Incentive Plan as a result of the change in control of MRO), and to condition these payments on the executives’ remaining employed by IBM, except that, in the case of Mr. Rice, Mr. Newfield and Ms. Foye, these payments will become due at the end of their expected terms of employment by IBM. The value attributable to the unvested restricted shares held by MRO’s executive officers, the vesting of which will be accelerated as a result of the merger, is approximately $7.0 million.

•	Each restricted share of MRO common stock held by a non-employee director of MRO will become fully vested and will be converted at the effective time of the merger into the right to receive the merger consideration of $25.80. The aggregate cash payment attributable to the restricted shares held by our non-employee directors that will become vested in connection with the merger will be approximately $1.6 million.

•	The merger agreement provides for the continuation of indemnification arrangements, including indemnification insurance, for our current and former directors and executive officers if the merger is completed.

See “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger” at page 30.

Conditions to the Closing of the Merger

General conditions.  Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the proposal to approve the merger agreement shall have been approved by the requisite shareholder vote at the special meeting;

•	the waiting period and any extension of the waiting period under the HSR Act shall have been terminated or shall have expired, and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired; and

•	no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the closing of the merger shall be in effect.

Conditions for IBM’s benefit.  Neither IBM nor merger sub will be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or before the closing of the merger;

•	we shall not have suffered a material adverse effect since the date of the merger agreement;

•	we shall have provided a certificate of our chief executive officer and chief financial officer certifying as to our compliance with the three preceding conditions;

•	there shall be no pending claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success or by any governmental entity that:

•	challenges or seeks to restrain or prohibit the completion of the merger;

•	seeks to obtain from IBM or any of its subsidiaries any damages relating to the merger or that are material (individually or in the aggregate) in relation to our value and the value of our subsidiaries, taken as a whole;

•	seeks to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us or IBM or any of our or their affiliates of all or any portion of the business or assets or any product of ours or our subsidiaries, IBM or its subsidiaries, or to require any of us to dispose of, license or hold separate any portion of the business or assets of or any product of ours or our subsidiaries or IBM or its subsidiaries, in each case as a result of or in connection with the transactions contemplated by the merger agreement;

•	seeks to impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise ownership of, any shares of the stock of the surviving corporation in the merger; or

•	seeks to prohibit IBM or any of its affiliates from controlling in any respect any of our or our subsidiaries’ business or operations or to prevent us or our subsidiaries from operating any of our business in substantially the same manner as operated by us before the date of the merger agreement; and

•	there shall be no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that is reasonably likely to result, directly or indirectly, in any of the effects described in the immediately preceding condition.

Conditions for our benefit.  We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	IBM’s and merger sub’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date;

•	each of IBM and merger sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing of the merger; and

•	IBM shall have provided a certificate of an authorized signatory of IBM certifying as to its compliance with the two preceding conditions.

We and IBM have agreed to use our respective reasonable best efforts to take all actions that are necessary, proper or advisable to cause the closing to occur. However, neither IBM nor we are obligated to (and we are not permitted to without IBM’s prior consent), agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of ours, IBM’s or any of our or its subsidiaries. See “The Merger Agreement — Conditions to Closing.”

Termination of the Merger Agreement

IBM and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of IBM, merger sub and us;

•	by either IBM or us if the merger shall not have been completed by December 31, 2006, but neither IBM nor we shall have the right to terminate the merger agreement for this reason if any breach of the merger agreement by the party seeking termination shall have been a principal cause of the failure of the merger to have been completed by that date (and the other party shall not have breached any of its representations, warranties, covenants or other agreements in the merger agreement so as to result in the failure of a closing condition regarding representations, warranties, covenants or agreements);

•	by either IBM or us if any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition which has the effect of preventing the consummation of the merger shall be in effect and shall have become final and non-appealable;

•	by either IBM or us if the special meeting shall have been held and not adjourned and our shareholders shall not have approved the merger agreement at that meeting;

•	by IBM if our board of directors or a committee of our board shall have delivered an adverse recommendation change notice or an adverse recommendation change shall have occurred;

•	by IBM if our board of directors fails to publicly reaffirm its recommendation of the approval of the merger agreement within ten business days of our receipt of a written request by IBM to do so;

•	by IBM if any event shall have occurred which is not capable of being cured before December 31, 2006 and would result in the failure to satisfy any condition to closing for the benefit of IBM before December 31, 2006, but IBM shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by IBM shall have been a principal cause of the failure of such condition to be satisfied;

•	by IBM if we shall have breached any of our representations, warranties, covenants or other agreements in the merger agreement, if the breach would give rise to the failure of a condition to closing for the benefit of IBM regarding the accuracy of our representations and warranties or our compliance with our covenants and agreements, and if the breach is capable of being cured by us by December 31, 2006 but we do not commence to cure such breach within 10 business days after we receive written notice of the breach from IBM and diligently pursue such cure thereafter, but IBM shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by IBM shall have been a principal cause of the failure of such condition to be satisfied;

•	by IBM if any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect and shall have become final and non-appealable, if it has any of the effects described above in the fifth condition to closing for the benefit of IBM regarding pending claims, suits, actions or proceedings, but IBM shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by IBM shall have been a principal cause of the failure of such condition to be satisfied;

•	by us if any event shall have occurred which is not capable of being cured before December 31, 2006 and would result in the failure to satisfy any condition to closing for our benefit before December 31, 2006, but we shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by us shall have been a principal cause of the failure of such condition to be satisfied; or

•	by us if IBM or merger sub shall have breached any of its representations, warranties, covenants or other agreements in the merger agreement, if the breach would give rise to the failure of a condition to closing for our benefit regarding the accuracy of the representations and warranties of IBM and merger sub or compliance by IBM and merger sub with their covenants and agreements, and if the breach is capable of being cured by IBM or merger sub by December 31, 2006, but IBM or merger sub, as applicable, does not commence to cure such breach within 10 business days after it receives written notice of the breach from us and diligently pursue such cure thereafter, but we shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by us shall have been a principal cause of the failure of such condition to be satisfied.

See “The Merger Agreement — Termination of the Merger Agreement.”

Limitation on Considering Other Acquisition Proposals

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly cooperate in any way with any person with respect to, any takeover proposal.

At any time before our shareholders approve the merger, our board of directors may, in response to a bona fide written takeover proposal that our board of directors determines in good faith constitutes or could reasonably be expected to lead to a superior proposal, if the takeover proposal is unsolicited following the date of the merger agreement and did not otherwise result from a breach of our non-solicitation covenants, furnish information with respect to us and our subsidiaries to the person making the takeover proposal and participate in discussions or negotiations with that person regarding the takeover proposal. We may furnish such information only pursuant to a confidentiality agreement which contains terms that are no less restrictive than those of the confidentiality agreement that we and IBM executed in connection with the merger, and only if we furnish the same information to IBM at the same time or have already done so. For definitions of “takeover proposal” and “superior proposal” as well as a more detailed description of the “no solicitation” provisions in the merger agreement, see “The Merger Agreement — No Solicitation of Third Parties by MRO.”

Termination Fee and Expenses

The merger agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such fees and expenses.

Under certain circumstances, IBM or we may terminate the merger agreement before the completion of the merger. Some of those circumstances require that we pay IBM a termination fee of $23.0 million. You should read “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fee and Expenses” beginning on pages 45 and 46, respectively.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to herein as the “HSR Act,” prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. We will file the appropriate notifications in each such jurisdiction and pursue the approval of the transaction. See “The Merger — Regulatory Matters.”

Absence of Appraisal Rights

Under Section 13.02 of the Massachusetts Business Corporation Act, MRO shareholders are not entitled to appraisal rights in connection with the merger, provided that certain statutory conditions are met. We believe that the statutory conditions have been met, and have therefore concluded that no shareholder of MRO is entitled to appraisal rights in connection with the merger. See “The Merger — Absence of Appraisal Rights.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, beliefs, estimates and projections about our Company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, or at all, the risk that the merger agreement may be terminated in circumstances which require our payment to IBM of a termination fee of $23 million, risks regarding a loss of or substantial decrease in purchases by our major customers, risks regarding employee retention and other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Form 10-K and Form 10-Q, which discuss these and other important risk factors concerning our operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to revise these forward-looking statements to reflect future events or circumstances.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the NASDAQ Global Select Market, and prior to July 3, 2006 was listed on the NASDAQ National Market, under the symbol MROI. As of August 11, 2006, there were approximately 96 holders of record of our common stock. Most of our common stock is held in street names through one or more nominees.

The following table sets forth the high and low per share sale prices of our common stock, as reported on the NASDAQ Global Select Market or NASDAQ National Market, as the case may be, for each quarterly period within the two year period ended September 30, 2005, and during fiscal 2006 to date.

Fiscal 2006	High	Low

First Quarter	$17.45	$13.68
Second Quarter	$16.09	$13.71
Third Quarter	$21.89	$15.04
Fourth Quarter (through August 23, 2006)	$25.62	$17.45

Fiscal 2005	High	Low

First Quarter	$14.39	$9.89
Second Quarter	$14.70	$11.53
Third Quarter	$15.34	$12.06
Fourth Quarter	$17.09	$14.10

Fiscal 2004	High	Low

First Quarter	$14.70	$11.78
Second Quarter	$18.15	$10.93
Third Quarter	$14.83	$11.48
Fourth Quarter	$13.61	$8.70

The closing per share sale price of our common stock, as reported on the NASDAQ Global Select Market on August 2, 2006, the last full trading day before the public announcement of the merger, and on August 23, 2006, the latest practicable trading day before the printing of this proxy statement, was as follows:

August 2, 2006	$21.60
August 23, 2006	$25.62

Following the merger there will be no further public market for our common stock and our stock will be de-listed from the NASDAQ Global Select Market and deregistered under the Exchange Act.

We have not declared or paid cash dividends on our common stock since becoming a public company in 1994. Our current policy is to retain earnings for use in our business.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of MRO for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time, Place

The special meeting will be held on Monday, September 18, 2006, at 10:00 a.m., Eastern Standard Time, at the Company’s offices at 100 Crosby Drive, Bedford, Massachusetts 01730.

Purpose of the Special Meeting

At the special meeting, holders of MRO common stock will be asked to approve the merger agreement. If there are not sufficient votes to approve the proposal to approve the merger agreement, holders of MRO common stock will be asked to adjourn the meeting to a date not later than January 16, 2007 to solicit additional votes.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of MRO common stock at the close of business on August 11, 2006, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 26,675,923 shares of MRO common stock were issued and outstanding and held by approximately 96 holders of record. Holders of record of MRO common stock on the record date are entitled to one vote per share at the special meeting on the proposal to approve the merger agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

A quorum of shareholders is necessary to hold a valid special meeting. Under the Company’s Bylaws, a quorum is present at the special meeting if a majority of the shares of MRO common stock entitled to vote on the record date are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Votes Required

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of MRO common stock outstanding on the record date. Approval of the merger agreement is a condition to the closing of the merger. If an MRO shareholder abstains from voting or does not vote, either in person or by proxy, it will count as a vote against the approval of the merger agreement. Each “broker non-vote” will also count as a vote against the approval of the merger agreement.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of at least a majority of the votes cast by holders of our common stock present, in person or by proxy, at the special meeting provided a quorum is present in person or by proxy at the special meeting.

Voting by MRO’s Directors, Executive Officers and Certain Shareholders

At the close of business on the record date, MRO directors and executive officers and their affiliates owned and were entitled to vote 3,759,457 shares of MRO common stock, which represented approximately 14.1% of the shares of our common stock outstanding on that date.

Voting of Proxies

Shares Registered in Your Name.  If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.voteproxy.com or by telephone by calling 1-800-PROXIES (1-800-776-9437). Authorizations for voting submitted via the Internet or telephone must be received by 11:59 p.m. Eastern Standard Time on September 17, 2006. You must have the enclosed proxy card available, and follow the instructions on such proxy card, in order to submit a proxy via the Internet or telephone.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Shares Held in Street Name.  If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank or via the Internet or by telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or bank. If you plan to attend the special meeting, you will need a proxy from your broker or bank in order to be given a ballot to vote the shares.

Revoking or Changing Your Vote

Shares Registered in Your Name.  Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways:

•	First, you can deliver to the Secretary of MRO a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

•	Second, you can complete, execute and deliver to the Secretary of MRO a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. Eastern Standard Time on September 17, 2006.

•	Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to MRO Software, Inc. at 100 Crosby Drive, Bedford, Massachusetts 01730, Attention: Craig Newfield, Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

Shares Held in Street Name.  If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors’ Recommendation

After careful consideration, our board of directors has unanimously adopted the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of MRO shareholders and that the consideration to be paid to MRO’s shareholders in the merger is fair, from a financial point of view, to such shareholders. Our board of directors unanimously recommends that MRO shareholders vote “FOR” the proposal to approve the merger agreement and also unanimously recommends that shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Abstentions and Broker Non-Votes

Shareholders that abstain from voting on a particular matter and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will not be counted as votes in favor of such matter, but will be counted to determine whether a quorum is present at the special meeting and will be counted as voting power present at the meeting. Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the merger agreement because approval of this proposal requires the affirmative vote of a majority of all outstanding shares of our common stock. For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, abstentions and broker non-votes will have no effect on the outcome.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by MRO. We have retained The Altman Group, Inc., a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $5,000, plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to Ellen Murphy, Investor Relations, MRO Software, Inc. at 100 Crosby Drive, Bedford, Massachusetts 01730, (781) 280-6580.

Shareholder List

A list of our shareholders entitled to vote at the special meeting will be available for examination by any MRO shareholder at the special meeting. Beginning on August 30, 2006, this shareholder list will be available for inspection during ordinary business hours at our corporate offices located at to 100 Crosby Drive, Bedford, Massachusetts 01730.

THE COMPANIES

MRO Software, Inc.

MRO, a Massachusetts corporation, is a leading provider of asset and service management software and related services, used by many of the world’s top companies to efficiently manage how they buy, maintain and retire assets — such as production equipment, facilities, transportation assets and information technology hardware and software — in a wide variety of industries including utilities, manufacturing, energy, pharmaceutical, and telecommunications. MRO’s principal executive offices are located at 100 Crosby Drive, Bedford, Massachusetts 01730 and its telephone number is (781) 280-2000. Additional information regarding MRO is contained in MRO’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

IBM

IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. IBM’s principal executive offices are located at New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

IBM Merger Subsidiary

Kennesaw Acquisition Corporation, a Massachusetts corporation and a wholly owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement with MRO and completing the merger, and has not conducted any business operations.

Past Contacts, Transactions, and Negotiations

MRO and IBM have a longstanding business relationship. IBM is one of MRO’s most important business partners, and the two companies have worked closely together on over 125 customer accounts. We resell IBM’s Websphere product as an integral component of our solution, and IBM is authorized to resell and to host MRO products and to subcontract our services. IBM also supplies application hosting and communications services for our internal information systems.

THE MERGER

The following discussion summarizes certain terms of the merger. Shareholders should read the merger agreement, which is attached as Annex A to this proxy statement, in its entirety.

Background to the Merger

Our board of directors consists of Norman E. Drapeau, Jr., who is our President and Chief Executive Officer, and six non-employee directors. The Chairman of our board of directors, Robert L. Daniels, is the founder of our company, served as our Chief Executive Officer until 1996, and is the largest individual beneficial owner of our common stock. Our director Stephen B. Sayre served as Senior Vice President of Marketing at Lotus Development Corporation, a subsidiary of IBM, from 1994 to 2000. Our director David N. Campbell was employed by IBM from 1963 to 1968, and from 1989 to 1993 was chief executive officer of Computer Task Group, Incorporated, a public company of which IBM was a stockholder and customer. Our board of directors has reviewed Mr. Sayre’s and Mr. Campbell’s relationships with IBM and concluded that they do not represent a conflict of interest. No other director has any prior employment relationship or other material relationship with IBM.

Our board of directors and management have periodically reviewed the Company’s competitive position and strategy in light of the rapidly changing market conditions in the enterprise software industry generally, and in the strategic asset and service management software market in particular, with the objective of identifying and evaluating strategic alternatives available to enhance shareholder value. The alternatives considered by the board of directors from time to time have included acquisitions of complementary businesses and technologies, commercial partnering and alliance arrangements, strategic combinations with other companies and major investments in new product development.

Consistent with this practice, and prompted in part by an unsolicited inquiry from a potential acquiror in August 2005, beginning in late 2005, our board of directors held discussions with several investment banking firms, and in February 2006 engaged Goldman, Sachs & Co. to assist the board in evaluating the interest level of potential acquirors of the Company.

In February and March 2006, at the direction of our board, Goldman Sachs contacted several parties, including IBM, to assess their interest in a potential transaction. Goldman Sachs contacted IBM in part because MRO and IBM have a longstanding business relationship. IBM is one of MRO’s most important business partners, and the two companies have worked closely together on over 125 customer accounts. We resell IBM’s Websphere product as an integral component of our solution, and IBM is authorized to resell and to host MRO products and to subcontract our services. IBM also supplies application hosting and communications services for our internal information systems.

After discussions with IBM and the other parties, Goldman Sachs reported to the board of directors that IBM was interested in exploring a possible transaction and that the other potential acquirors that had been contacted by Goldman Sachs were not interested at in pursuing further discussions. Subsequently, in March 2006, the board of directors authorized Goldman Sachs to expand the range of potential parties to be contacted.

During April, May and June 2006, Goldman Sachs contacted additional potential strategic and financial acquirors, bringing the number of parties contacted to sixteen. Goldman Sachs also received unsolicited expressions of interest from two other potential bidders. Nine potential bidders, including IBM, entered into non-disclosure agreements with us, and subsequently participated in meetings and discussions with our management team.

On April 20, 2006, we announced results of operations for the quarter ended March 31, 2006 that exceeded the estimates that had been published by industry financial analysts. Following this announcement, the price of our common stock increased significantly in comparison to its recent trading levels, from a closing price of $16.21 on April 20, 2006 to a closing price of $20.68 on April 21, 2006, and several of the parties that had expressed preliminary interest withdrew from consideration based on valuation concerns.

In early May, at the direction of our board, Goldman Sachs sent letters soliciting preliminary written indications of interest to six potential bidders, including IBM. On May 3, 2006, Norman E. Drapeau, Jr., our Chief Executive Officer, Peter J. Rice, our Chief Financial Officer, and John W. Young, our Executive Vice President — Products and Technology, met with representatives of IBM in Boston, Massachusetts. On May 9, 2006, our board of directors met and received a report from Goldman Sachs on the progress of the process. On May 16 and 17, 2006, Goldman Sachs received preliminary, non-binding indications of interest from four potential bidders (two of which submitted a joint proposal), at prices ranging from $22.00 to $25.00 per share in cash, subject to further due diligence, negotiation of a mutually acceptable definitive agreement and other conditions.

In late May and continuing into June 2006, we provided these four parties with access to our electronic data room containing materials for operational, financial, accounting, tax and legal due diligence. Representatives of our management also met with certain of these parties.

On June 13 and 14, 2006, at the direction of our board, Goldman Sachs wrote to the four parties that remained actively involved in the bidding process to solicit their final bids, and provided each of them with a proposed form of merger agreement for their comment.

On June 16, 2006, Mr. Archie Colburn, IBM Managing Director, and Mr. Drapeau spoke by telephone. Mr. Drapeau informed Mr. Colburn that in order to continue discussions with IBM, MRO would need a written expression of interest from IBM including a proposed price.

On June 20 and 21, 2006, Goldman Sachs received three final bids from the parties other than IBM. These bids ranged from $22.00 to $24.00 per share.

On June 20, 2006, Mr. Colburn and Mr. Drapeau met in Boston. On June 21, 2006, IBM submitted to Goldman Sachs a non-binding indication of its interest in proceeding with a cash transaction at $24.00 per share, subject to further due diligence. IBM also provided us with a comprehensive due diligence list.

On June 22, 2006, our board of directors met to discuss the proposals that had been received. Representatives of Goldman Sachs reviewed the process and the proposals received. A representative of Foley Hoag LLP, our outside legal counsel, briefed the board of directors on its duties in the context of a potential sale of MRO. After an extensive discussion of the merits of the various proposals, including price, the financial capability and other characteristics of the bidders, the form of transaction proposed and contingencies associated with the proposed transaction, the degree of execution risk associated with each proposal and other factors, the board concluded that IBM was the most attractive bidder, but that its proposal was not sufficiently differentiated as to price from the next highest proposals to warrant proceeding with IBM to the exclusion of the other bidders.

Of the three parties, other than IBM, that had submitted final bids prior to our June 22, 2006 board meeting, one had indicated that it could not increase its offer beyond $22.00. Following the board meeting, Goldman Sachs contacted the two other bidders to inform them that MRO did not consider the price and terms of their current bids to be competitive.

On June 23, 2006, Goldman Sachs communicated to IBM the board’s views concerning its bid. On June 26, 2006, IBM submitted a revised proposal to acquire MRO for a price in the range of $25.00 to $26.00, subject to due diligence.

On June 27, 2006, we provided IBM with access to the due diligence materials in our electronic data room. During the next several weeks, members of our management team engaged in extensive meetings and discussions with representatives of IBM, including a meeting on July 6, 2006 between Mr. Drapeau, Mr. Colburn and Mr. Al Zollar, General Manager of IBM’s Tivoli Software division, as well as two-and-a-half days of in-person due diligence meetings from July 10 to July 12, 2006, in the Boston area, and numerous other telephone conferences. These meetings and discussions addressed a broad range of due diligence, business and operational matters relevant to the possible acquisition by IBM of our company.

On July 20, 2006, we announced our results of operations for the quarter ended June 30, 2006. Following this announcement, the price of our common stock declined to a low of $17.45 before recovering, within a week, to the approximate level at which it had been trading prior to the announcement.

On July 24, 2006, IBM’s outside legal counsel, Cravath, Swaine & Moore LLP, distributed a draft merger agreement to us. Over the course of the next nine days, we and IBM, along with our and their respective legal advisors, negotiated the terms of the merger agreement.

On July 25, 2006, at the direction of our board, Goldman Sachs contacted the bidder other than IBM that had been most actively interested and conducted the most extensive due diligence, and that MRO regarded as the most likely of the remaining bidders to be able to execute a transaction at a price superior to that offered by IBM. That bidder indicated that it had some flexibility to increase its previous bid, but not above $25.00.

On July 28, 2006, our board of directors met to receive an update on the status of the negotiations. During this meeting:

•	Mr. Drapeau and the representatives of Goldman Sachs briefed the directors on developments since the June 22, 2006 meeting, including discussions with IBM and Goldman Sachs’ contacts with the other bidders.

•	A representative of Foley Hoag reviewed the key terms of the merger agreement proposed by IBM, identified significant issues to be negotiated, and briefed the directors on their legal duties and responsibilities in connection with the negotiation of the merger agreement.

•	Mr. Drapeau advised the directors that IBM was requiring that certain members of management enter into employment agreements with IBM, to become effective at the closing of the merger. He added that he had insisted that any discussion with IBM of his own employment arrangements, if any, be deferred until after our board of directors had approved the transaction in principle. Mr. Craig Newfield, our Vice President and General Counsel, reported that separate counsel had been identified and would be engaged to represent the executives in connection with the employment agreements required by IBM.

•	The representatives of Goldman Sachs indicated that IBM had not yet committed to a specific price within the $25.00 to $26.00 range contained in its proposal of June 26, 2006.

After extensive discussion, the board of directors instructed Goldman Sachs to advise IBM that, in order for MRO to proceed with negotiations over the merger agreement, it would be necessary for IBM to commit to a specific price, at or near the top of its stated range. Over the weekend of July 29 and 30, 2006, Mr. Drapeau and the representatives of Goldman Sachs had a number of telephone conversations with Mr. Colburn, in the course of which IBM committed to a price of $25.80.

On July 31, 2006, our board of directors met again to review the status of the negotiations. At this meeting:

•	Mr. Drapeau and the representatives of Goldman Sachs briefed the directors on developments over the weekend.

•	A representative of Foley Hoag briefed the directors on the status of the merger agreement and their legal duties and responsibilities.

•	The representatives of Goldman Sachs reviewed Goldman Sachs’ preliminary financial analyses with respect to a proposed transaction with IBM at $25.80.

•	Mr. Newfield summarized the status of the proposed employment arrangements between IBM and our executive officers, other than Mr. Drapeau, whose arrangements had not yet been negotiated.

After an extensive discussion, the board of directors authorized management to continue negotiations over the terms of the merger agreement with a view to consummating a transaction at a price of $25.80, while preserving flexibility in the merger agreement to change its recommendation in the event that an unsolicited superior proposal was received. During the next three days, we and IBM and our respective outside legal advisors continued to negotiate the final terms of the merger agreement.

On the morning of August 3, 2006, our board of directors, with each director and representatives of Goldman Sachs and Foley Hoag participating, met by telephone conference call. At this meeting:

•	Management and the representatives of Foley Hoag reported that all remaining issues under the merger agreement had been resolved, subject to board approval, including an agreement to narrow the scope of the “no shop” provision to permit the board to entertain proposals from existing bidders in order to fulfill its fiduciary responsibilities, and an agreement to reduce the termination fee from the amount initially proposed by IBM.

•	Mr. Newfield summarized the final terms of the employment arrangements proposed to be entered into between IBM and MRO’s executive team (including Mr. Drapeau, whose arrangements had been negotiated subsequent to the July 31, 2006 meeting).

•	The representatives of Goldman Sachs rendered the oral opinion of that firm to the board of directors, later confirmed by delivery of a written opinion dated August 3, 2006, that, as of that date, and based upon the factors and assumptions set forth therein, the $25.80 per share in cash to be received by the holders of MRO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

After further discussion and deliberation, the board of directors, having determined that it is in the best interest of the shareholders of MRO for MRO to enter into and perform the merger agreement, and that the consideration to be paid to MRO’s shareholders in the merger is fair, from a financial point of view, to such shareholders, unanimously resolved to adopt the merger agreement, to direct that it be submitted to MRO’s shareholders for approval, and to recommend to MRO’s shareholders that they approve the merger agreement.

Following the approval of our board of directors and that of the board of directors of the merger sub, and the prior approval of IBM’s board of directors, the parties executed and delivered the merger agreement. Later on the morning of August 3, 2006 a joint press release was issued by IBM and us announcing the execution of the merger agreement.

Recommendation of MRO’s Board of Directors and Reasons for the Merger

At a meeting of our board of directors on August 3, 2006, after careful consideration, including consultation with financial and legal advisors, our board of directors unanimously determined that it is in the best interest of the shareholders of MRO for MRO to enter into and perform the merger agreement and that the consideration to be paid to MRO’s shareholders in the merger is fair, from a financial point of view, to such shareholders, and unanimously resolved to adopt the merger agreement, to direct that it be submitted to MRO’s shareholders for approval, and to recommend to MRO’s shareholders that they approve the merger agreement. Our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

In the course of reaching its decision to approve the merger agreement and to recommend that MRO shareholders vote to approve the merger agreement, our board of directors consulted with our senior management, financial advisor, and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the business, competitive position, strategy and prospects of the Company, the likelihood that we will be able to successfully implement our strategy and achieve our objectives, the competitive position of current and likely competitors in the industry in which we compete, and current industry, economic, and market conditions;

•	the fact that the six-month process we conducted with the assistance of Goldman Sachs, and our discussions with other potential acquirors of the Company, did not result in any proposal for a strategic transaction, or any other offer to acquire us at a price equal to or greater than $25.80 per share;

•	the risk that if we did not accept IBM’s offer now, we might not have another opportunity to do so;

•	the fact that the $25.80 per share in cash to be paid as merger consideration represents approximately a (a) 35.7% premium to the average trading price of our common stock on The NASDAQ Global Select Market over the 90 day period prior to August 3, 2006, (b) 30.7% premium to the average trading price of our common stock on The NASDAQ Global Select Market over the 30 and 60 day periods prior to August 3, 2006, and (c) 19.4% premium to the closing price of our common stock on The NASDAQ Global Select Market on August 2, 2006;

•	the financial analyses reviewed with our board of directors by representatives of Goldman Sachs on August 3, 2006 and the oral opinion of Goldman Sachs rendered to our board of directors on August 3, 2006, which opinion was subsequently confirmed by delivery of a written opinion dated August 3, 2006, that, as of August 3, 2006 and based upon and subject to the factors and assumptions set forth therein the $25.80 per share in cash to be received by the holders of MRO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders; a copy of the full text of the Goldman Sachs opinion is attached to this proxy statement as Annex B; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Goldman Sachs in rendering its opinion;

•	the value of the consideration to be received by our shareholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our shareholders;

•	the fact that the merger is not subject to any financing condition;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity and the perceived risks of that alternative), the range of potential benefits to our shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for the Company or to create greater value for our shareholders taking into account risks of execution as well as business, competitive, industry, and market risks, than the merger;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of, and our prior dealings with, IBM as well as its reputation; and

•	the environment and trends in the enterprise software industry generally, and in the strategic asset and service management software market in particular, including increasing industry consolidation the emergence of trends such as software as a service, and increasing competitive pressures from larger companies.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our possible growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our customers, employees, suppliers, and our relationships with other third parties, including the potentially negative reaction of these parties to the fact that we would be merging with IBM;

•	the conditions to IBM’s obligation to complete the merger and the right of IBM to terminate the merger agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•	the risk that we might not receive the regulatory approvals and clearances necessary to complete the merger or that governmental authorities could attempt to condition the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay to IBM a termination fee of $23 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger;

•	the fact that the income realized by shareholders as a result of the merger generally will be taxable to our shareholders;

•	the interests that certain directors, executive officers and key employees of the Company may have with respect to the merger, in addition to their interests as shareholders of the Company generally, as described in “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger;” and

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation.

Opinion Of MRO’s Financial Advisor

Goldman Sachs rendered its oral opinion to MRO’s board of directors on August 3, 2006, which opinion was subsequently confirmed by delivery of a written opinion dated August 3, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the $25.80 per share in cash to be received by the holders of MRO common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated August 3, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of MRO’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of MRO common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	The merger agreement;

•	Annual reports to stockholders and Annual Reports on Form 10-K of MRO for the five fiscal years ended September 30, 2005;

•	Certain interim reports to stockholders and Quarterly Reports on Form 10-Q of MRO;

•	Certain other communications from MRO to its stockholders; and

•	Certain internal financial analyses and forecasts for MRO prepared by its management.

Goldman Sachs also held discussions with members of the senior management of MRO regarding their assessment of the past and current business operations, financial condition, and future prospects of MRO. In addition, Goldman Sachs reviewed the reported price and trading activity for MRO common stock, compared certain financial and stock market information for MRO with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the business software industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with MRO’s consent that the internal financial forecasts prepared by the management of MRO have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of MRO. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of MRO or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of MRO or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of MRO to engage in the merger.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of MRO in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 3, 2006 and is not necessarily indicative of current market conditions.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for MRO to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the enterprise resource planning and IT asset management software industries:

Selected Enterprise Resource Planning Companies

•	Oracle;

•	SAP;

•	Epicor Software;

•	Manhattan Associates;

•	Indus;

Selected IT Asset Management Companies

•	EMC;

•	CA;

•	BMC;

•	Compuware; and

•	Altiris.

Although none of the selected companies is directly comparable to MRO, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of MRO.

Goldman Sachs also calculated and compared various financial multiples and ratios based on information it obtained from SEC filings and the Institutional Brokerage Estimate System, or IBES, median estimates. The multiples and ratios for each of the selected companies were calculated by using the closing stock price as of August 2, 2006, IBES median estimates and the most recent publicly available information for the selected companies. The multiples and ratios of MRO were calculated using the closing price of MRO common stock as of August 2, 2006 ($21.60) and the price to be paid pursuant to the merger agreement ($25.80) and were based on financial forecasts provided by MRO management. With respect to the selected companies, Goldman Sachs calculated:

•	The enterprise value, which is the fully diluted equity value plus the total indebtedness less cash, as a multiple of estimated revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2006 and 2007 calendar years;

•	The closing stock price as a multiple of estimated EPS (earnings per share) for the 2006 and 2007 calendar years, referred to as the 2006 and 2007 P/E multiples; and

•	The estimated 2006 and 2007 P/E multiples expressed as a multiple of the compound annual growth rate of the forecasted 5-Year EPS.

The results of these analyses are summarized as follows:

			Selected Enterprise		Selected IT Asset
	MRO	MRO	Resource Planning		Management
	($21.60)	($25.80)	Companies (Median)		Companies (Median)

Enterprise Value as a Multiple of 2006E Revenue	2.0x	2.5x	1.9	x	1.9x
Enterprise Value as a Multiple of 2007E Revenue	1.8x	2.3x	1.8	x	1.8x
Enterprise Value as a Multiple of 2006E EBITDA	10.4x	13.3x	11.5	x	9.5x
Enterprise Value as a Multiple of 2007E EBITDA	8.0x	10.2x	10.4	x	9.4x
2006E P/E Multiple	21.4x	25.5x	16.8	x	19.3x
2007E P/E Multiple	16.6x	19.8x	14.6	x	17.6x
2006E P/E Multiple as a Multiple of 5-Year EPS CAGR	1.8x	2.1x	1.4	x	1.7x
2007E P/E Multiple as a Multiple of 5-Year EPS CAGR	1.4x	1.7x	1.2	x	1.6x

Discounted Cash Flow Analysis.  Goldman Sachs performed a discounted cash flow analysis on MRO using financial forecasts provided by MRO management. Goldman Sachs calculated illustrative net present value indications of free cash flows for MRO for the fiscal years 2006 through 2011 using discount rates ranging from 11% to 14%. Goldman Sachs calculated illustrative value indications per share for MRO using illustrative terminal value indications in the fiscal year 2011 based on terminal forward EBITDA multiples ranging from 7.0x EBITDA to 10.0x EBITDA. These illustrative terminal value indications were then discounted to calculate illustrative present value indications using discount rates ranging from 11% to 14%. The following table presents the results of this analysis:

Illustrative per Share
Value Indications

MRO	$21.42 - $28.10

Discounted Theoretical Future Stock Price Analysis.  Goldman Sachs performed a discounted theoretical future stock price analysis of MRO that calculated implied present values of illustrative future stock prices of the shares of MRO common stock using financial forecasts provided by MRO management. Goldman Sachs calculated the illustrative future price of MRO common stock by multiplying estimated earnings per share of MRO common stock for calendar years 2007 and 2008 by a range of forward P/E multiples of 14.0x to 18.0x. These illustrative future prices of MRO common stock were then discounted to calculate illustrative present value indications of MRO common stock using discount rates ranging from 10% to 14%. The following table presents the results of this analysis:

Illustrative per Share
Value Indications

MRO	$17.56 - $24.87

Selected Historical Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the enterprise software industry since January 2005 and compared such information to comparable information for the merger:

Acquiror	Target	Date Announced

HP	Mercury	25-Jul-06
Open Text	Hummingbird	05-Jul-06
EMC	RSA Security	29-Jun-06
M2M Holdings	Onyx Software	06-Jun-06
Symphony	Hummingbird	26-May-06
Infor	SSA Global	15-May-06
Attachmate WRQ	NetIQ	27-Apr-06
Extensity	Systems Union	27-Apr-06
JDA Software	Manugistics	24-Apr-06
Engel Holding	Visma Asa	18-Apr-06
Oracle	Portal Software	11-Apr-06
Vector Capital	WatchGuard	23-Mar-06
Dassault Systèmes	MatrixOne	02-Mar-06
Borland Software	Segue Software	08-Feb-06
Infor	Datastream	05-Jan-06
IBM	Micromuse	21-Dec-05
Progress Software	NEON Systems	19-Dec-05
Silver Lake	SERENA	10-Nov-05
Golden Gate Cap	GEAC	07-Nov-05
Francisco Partners	Front Range	04-Nov-05
Autonomy	Verity	04-Nov-05
EMC	Captiva	20-Oct-05
Symantec	Bindview	03-Oct-05
Syntellect	Apropos	26-Sep-05
HP	Peregrine	19-Sep-05

Acquiror	Target	Date Announced

Oracle	Siebel Systems	12-Sep-05
BEA	Plumtree Software	22-Aug-05
SSA	Epiphany	04-Aug-05
Carlyle	SS&C Technology	28-Jul-05
Sun Microsystems	SeeBeyond	27-Jun-05
CA (formerly Computer Associates)	Niku	09-Jun-05
Lawson Software	Intentia	02-Jun-05
Sun Microsystems	StorageTek	02-Jun-05
Adobe Systems	Macromedia	18-Apr-05
CA (formerly Computer Associates)	Concord Communications	07-Apr-05
Investor Group	SunGard Data	28-Mar-05
IBM	Ascential	14-Mar-05
Oracle	Retek	08-Mar-05
IBM	Corio	25-Jan-05
Cadence Design	Verisity	12-Jan-05
UGS PLM	Tecnomatix	04-Jan-05

For each of the selected transactions and the merger, Goldman Sachs calculated and compared the consideration to be received by holders of the target’s common stock in relation to the target’s closing stock price on the day prior to the announcement of the transaction and the target’s average stock price for the 30, 60 and 90-day periods prior to the announcement of the transaction. For each of the selected transactions and the merger, Goldman Sachs also calculated and compared enterprise value as a multiple of revenues for the latest twelve months and estimated revenue for the next twelve months (based on Wall Street research estimates) and equity consideration as a multiple of estimated EPS for the next twelve months (based on IBES median estimates). For purposes of this analysis, the enterprise value for each target was calculated by multiplying the announced per share transaction price by the number of that company’s fully diluted outstanding shares at the announced per share transaction price as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction and adding to that result the company’s net debt as disclosed in the company’s most recent filings prior to the announcement of the applicable transaction. The results of Goldman Sachs’ calculations and comparisons are summarized as follows:

	Selected Transactions
	Range	Mean	Median	MRO

Premium over Target Stock Price Prior to Announcement:
Day Prior	1.5% - 87.5%	26.4%	21.6%	19.4%
30 Days Prior Average	7.9% - 88.5%	30.2%	27.0%	30.7%
60 Days Prior Average	3.0% - 88.4%	30.8%	24.8%	30.7%
90 Days Prior Average	3.0% - 92.3%	33.5%	26.6%	35.7%
Enterprise Value as a Multiple of:
Revenue for the latest twelve months	0.6x - 9.6x	2.7x	2.3x	2.6x
Revenue for the next twelve months	1.1x - 6.0x	2.5x	2.1x	2.4x
Equity Consideration as a Multiple of:
Earnings for the next twelve months	15.6x - 68.6x	32.7x	29.6x	25.0x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman

Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to MRO or the merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to MRO’s board of directors as to the fairness from a financial point of view of the $25.80 per share in cash to be received by the holders of MRO common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MRO, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion.

The merger consideration was determined through arms length negotiations between MRO and IBM and was approved by MRO’s board of directors. Goldman Sachs provided advice to MRO during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to MRO or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above in the section entitled “— Recommendation of MRO’s Board of Directors and Reasons for the Merger”, Goldman Sachs’ opinion to MRO’s board of directors was one of many factors taken into consideration by MRO’s board of directors in making its determination to adopt the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to MRO in connection with, and has participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to IBM and its affiliates from time to time, including arranging a foreign exchange rate flow in July 2004, arranging an interest rate derivatives swap in January 2006, and arranging an unfunded loan commitment (aggregate principal amount of $10,000,000,000) in June 2006. Goldman Sachs also may provide investment banking services to MRO, IBM and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to MRO, IBM and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of MRO and IBM for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of MRO selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated February 14, 2006, MRO engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, MRO has agreed to pay Goldman Sachs a transaction fee of $10.5 million, all of which is payable upon consummation of the transaction. In addition, MRO has agreed to reimburse Goldman Sachs for its expenses, including attorney’s fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of MRO’s Executive Officers and Directors in the Merger

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our executive officers have interests in the merger other than their interests as MRO shareholders generally, pursuant to agreements between such directors and executive officers and us and pursuant to the merger agreement or other agreements with IBM. These interests may be different from, or in conflict with, your interests as MRO shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Future Employment Arrangements with IBM.  In connection with the execution of the merger agreement, Norman E. Drapeau, Jr. (our President and Chief Executive Officer), Peter J. Rice (our Executive Vice President, Chief Financial Officer and Treasurer), John W. Young (our Executive Vice President, Products and Technology), Patricia Foye (our Executive Vice President, Global Marketing and Alliances), William Sawyer (our Executive Vice President of Operations) and Craig Newfield (our Vice President and General Counsel) have entered into offer letters with IBM, which will be effective as of, and subject to, the closing of the merger. Pursuant to these offer letters, each of these executives will become an employee of IBM upon the closing of the merger. These offer letters will supersede any existing agreements, rights under severance plans or other rights relating to compensation or severance that each of these individuals currently has with MRO. Richard A. Cahill (our Executive Vice President Worldwide Sales) is currently negotiating the terms of a retention arrangement with IBM. We anticipate that Mr. Cahill will become an employee of IBM following the closing of the merger.

Pursuant to Mr. Drapeau’s offer letter with IBM, his gross annualized base salary will be $350,000, and his annualized target incentive bonus will be $428,750 (which are the amounts of his former MRO annual base salary and target cash incentive bonus), subject to certain terms and conditions. Mr. Drapeau will also participate in a milestone achievement program, pursuant to which he will be eligible to receive payments of up to $3,400,000, provided that he remains an IBM employee for a specified period and certain milestone targets are met.

Pursuant to Mr. Rice’s offer letter with IBM, his gross annualized base salary will be $500,400 (which is the amount of his former MRO annual base salary and target cash incentive bonus), and his IBM employment is scheduled to end on the six-month anniversary of the closing. If Mr. Rice remains an employee of IBM through the six-month anniversary of the closing, then IBM will provide Mr. Rice a severance/retention payment of $1,000,000.

Pursuant to Mr. Young’s offer letter with IBM, his gross annualized base salary will be $215,000, and his annualized target incentive bonus will be $215,000 (which are the amounts of his former MRO annual base salary and target cash incentive bonus), subject to certain terms and conditions. Mr. Young will also participate in a milestone achievement program, pursuant to which he will be eligible to receive payments of up to $2,500,000, provided that he remains an IBM employee for a specified period and certain milestone targets are met.

Pursuant to Ms. Foye’s offer letter with IBM, her gross annualized base salary will be $430,800 (which is the amount of her former MRO annual base salary and target cash incentive bonus), and her IBM employment is scheduled to end on the six-month anniversary of the closing. If Ms. Foye remains an employee of IBM through the six-month anniversary of the closing, then IBM will provide Ms. Foye a severance/retention payment of $930,000.

Pursuant to Mr. Sawyer’s offer letter with IBM, his gross annualized base salary will be $215,000, and his annualized target incentive bonus will be $215,000 (which are the amounts of his former MRO annual base salary and target cash incentive bonus), subject to certain terms and conditions. Mr. Sawyer will also participate in a milestone achievement program, pursuant to which he will be eligible to receive payments of up to $1,800,000, provided that he remains an IBM employee for a specified period and certain milestone targets are met.

Pursuant to Mr. Newfield’s offer letter with IBM, his gross annualized base salary will be $370,800 (which is the amount of his former MRO annual base salary and target cash incentive bonus), and his IBM employment is scheduled to end on the twelve-month anniversary of the closing. If Mr. Newfield remains an employee of IBM through the twelve-month anniversary of the closing, then IBM will provide Mr. Newfield a severance/retention payment of $770,000.

Pursuant to Mr. Cahill’s current agreement with our UK subsidiary, or MRO UK, his gross annualized base salary is £145,000 and his annualized target incentive bonus is £145,000. Mr. Cahill is also entitled to a car allowance of £1,250 per month, plus reimbursement for business and personal mileage. If Mr. Cahill’s employment is terminated without cause or Mr. Cahill terminates his employment for good reason, Mr. Cahill will be entitled to receive severance pay and benefits equal to his then current annual salary and benefits, plus the average of his bonuses from MRO UK with respect to the preceding three full fiscal years (or such shorter number of years as he may have worked for MRO UK). Good reason will be deemed to exist if, within two years following the closing of the merger, MRO UK or the successor entity employing Mr. Cahill after the merger shall materially diminish Mr. Cahill’s responsibilities and authority or reduce his rate of compensation, as compared with his responsibilities, authority and rate of compensation, as the case may be, in effect immediately before the closing of the merger and within 30 days following such diminution or reduction, Mr. Cahill shall have resigned from his employment. Mr. Cahill and IBM are currently discussing the terms of Mr. Cahill’s retention arrangement which is expected to be in effect after the closing of the merger and which we anticipate will replace his current entitlements to severance pay described above. We anticipate that the terms of Mr. Cahill’s employment with IBM after the merger (including the terms of his retention arrangement) will be substantially similar to the arrangements with respect to Messrs. Drapeau, Young and Sawyer, described above, and will supersede Mr. Cahill’s current agreement with MRO UK.

Executive Officers’ Stock Options.  In fiscal year 2005, each outstanding and unexercised stock option held by an employee of MRO, including those held by our executive officers, was accelerated so as to become fully exercisable, effective as of September 30, 2005. At that time, our executive officers entered into agreements with us that, notwithstanding such acceleration, they would exercise such options only in accordance with their original vesting schedules. These option amendment agreements will terminate immediately prior to the effective time of the merger. As a result, all options held by our executive officers will become fully exercisable at the effective time, as is the case for all our employees. Pursuant to the merger agreement, all stock options that are outstanding immediately prior to the effective time of the merger will be cancelled and cashed out. See “The Merger — Treatment of Stock Options and Other Equity Awards” on page 34. The net value attributable to the cancellation and cash-out in connection with the merger of all stock options held by our executive officers is approximately $22.3 million, as follows:

	Shares of Common Stock Subject to Options		Net Value of All
		Vested	Options Held by
Officer	Total	Upon Merger	Executive Officer(1)

Norman E. Drapeau, Jr.	898,922	89,031	$10,686,663
Peter J. Rice	237,498	29,676	2,127,713
William J. Sawyer	219,300	17,050	2,568,291
John W. Young	194,298	17,050	2,076,132
Patricia C. Foye	144,300	17,050	1,719,243
Richard A. Cahill	100,000	58,333	1,336,000
Craig Newfield	136,800	17,050	1,743,243

	1,931,118	245,241	$22,257,285

(1)	Net value of options determined as $25.80 minus the option exercise price multiplied by the number of shares subject to the option.

Executive Officers’ Restricted Shares.  Pursuant to the terms of the merger agreement, each share of MRO common stock held by the executive officers of MRO that is subject to forfeiture to MRO pursuant to the terms of a restricted stock agreement will be converted at the effective time of the merger into the right to receive an amount of cash equal to $25.80, payable to the executive officers on dates specified in their offer letters with IBM. The impact of these offer letters is generally to accelerate an additional 25% of the unvested value of these shares as of the effective time of the merger (in addition to the acceleration in vesting of such restricted shares that will take place pursuant to our 1999 Equity Incentive Plan as a result of the change in control of MRO), and to condition these payments on the executives’ remaining employed by IBM. The value attributable to the unvested restricted shares held by MRO’s executive officers, the vesting schedule of which will be accelerated as a result of the merger, is approximately $7.0 million, as follows:

	Shares Subject
	to Stock Grants		Value of Shares
		Vested	Vested
Officer	Total	Upon Merger	Upon Merger(1)

Norman E. Drapeau, Jr.	121,000	105,875	$2,731,575
Peter J. Rice	40,334	35,292	910,540
William J. Sawyer	24,200	21,175	546,315
John W. Young	24,200	21,175	546,315
Patricia C. Foye	24,200	21,175	546,315
Richard A. Cahill	12,100	12,100	312,180
Craig Newfield	24,200	21,175	546,315

	306,900	270,050	$6,967,290

(1)	Value of shares determined as $25.80 multiplied by the number of shares subject to forfeiture. Restrictions lapse over two years following the change in control that will occur at the effective time of the merger, as provided in our 1999 Equity Incentive Plan. Pursuant to the executives’ offer letters with IBM, an additional 25% of the unvested shares will be accelerated upon closing and, in the case of Mr. Rice, Mr. Newfield and Ms. Foye, all restrictions will lapse at the end of their expected terms of employment by IBM.

Non-Employee Directors’ Stock Options.  All MRO stock options held by our non-employee directors, other than Mr. Daniels, are fully vested in accordance with their terms, as follows:

	Shares Subject to Outstanding Options
Director	Total	Unvested(1)

Robert L. Daniels	15,262	4,451
David Campbell	—	—
Richard P. Fishman	51,000	—
John A. McMullen	51,000	—
Stephen B. Sayre	63,000	—
Alan L. Stanzler	69,000	—

(1)	Under the terms of our 1999 Equity Incentive Plan and the merger agreement, Mr. Daniels’ option will accelerate and become fully vested upon the closing as a result of the termination of his status as a director pursuant to the merger agreement. The value attributable to the option so accelerated will be $53,016, determined as $25.80 minus the exercise price, multiplied by the number of shares subject to the option being accelerated.

Non-Employee Directors’ Restricted Shares.  Pursuant to the terms of the merger agreement, each member of our board of directors is required to resign as of the effective time of the merger. As a result, under the terms of our 1999 Equity Incentive Plan, each share of MRO common stock held by a non-employee director of MRO, including our Chairman, that is subject to forfeiture to by MRO pursuant to the terms of a restricted stock agreement will become fully vested and will be converted at the effective time of the merger into the right to receive an amount of cash equal to $25.80. The value attributable to the restricted shares held by our directors that will become vested in connection with the merger will be approximately $1.6 million, as follows:

	Shares Subject
	to Stock Grants		Value of Shares
		Vested Upon	Vested Upon
Director	Total	Merger	Merger(1)

Robert L. Daniels	17,300	10,175	$262,515
David Campbell	12,500	9,375	241,875
Richard P. Fishman	29,800	10,175	262,515
John A. McMullen	29,800	10,175	262,515
Stephen B. Sayre	29,800	10,175	262,515
Alan L. Stanzler	29,800	10,175	262,515

	149,000	60,250	$1,554,450

(1)	Value of shares determined as $25.80 multiplied by the number of shares subject to forfeiture.

Indemnification and Insurance.  The merger agreement provides that IBM will cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or before the effective time of the merger (and rights for advancement of expenses) now existing in favor of our current or former directors or officers and those of our subsidiaries as provided in our respective articles of organization or bylaws (or comparable organizational documents) and any indemnification or other agreements with us as in effect on the date of the merger agreement. The merger agreement further provides that for six years after the effective time of the merger, IBM will maintain in effect our directors’ and officers’ liability insurance policies covering each person who was, as of the date of the merger agreement, covered by those policies for acts or omissions occurring before the effective time of the merger on terms no less favorable than those in effect on the date of the merger agreement. The insurance must be in effect and prepaid before the closing of the merger. IBM is not obligated to spend more than $1,921,500 to procure such coverage. If it cannot obtain the required coverage for that amount, it must provide the most coverage that can be obtained for that amount.

Absence of Appraisal Rights

Under Section 13.02 of the Massachusetts Business Corporation Act, MRO shareholders are not entitled to appraisal rights in connection with a merger in which the consideration they receive consists of cash, as long as no director, officer or controlling shareholder of MRO has a direct or indirect material financial interest in the merger, other than in his capacity as:

•	a shareholder of MRO,

•	a director, officer, employee or consultant of either MRO or the merger sub or of any affiliate of either of them, including IBM, if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or

•	in any other capacity, so long as he owns not more than five percent of MRO’s common stock.

We believe that the statutory condition set forth above has been satisfied, and we have therefore concluded that no shareholder of MRO is entitled to appraisal rights in connection with the merger.

Notwithstanding our conclusion that appraisal rights are not available in the merger, the Massachusetts Business Corporation Act requires that we notify you that any shareholder who believes he is or may be entitled to appraisal rights and seeks to assert them in connection with the merger must deliver to MRO, before the vote is taken at the special meeting, written notice of his intent to demand payment for his shares in the manner specified in the statute, and must not vote his shares in favor of the merger.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Massachusetts law, at the effective time of the merger, Kennesaw Acquisition Corporation, a Massachusetts corporation, a wholly owned subsidiary of IBM and a party to the merger agreement, will merge with and into us. We will survive the merger as a wholly owned Massachusetts subsidiary of IBM.

Merger Consideration

Under the merger agreement, each outstanding share of our common stock, other than treasury shares or shares held by IBM or merger sub, will convert into the right to receive $25.80 per share in cash, without interest and less any applicable withholding tax. The conversion will occur automatically at the effective time of the merger. Treasury shares and shares held by IBM or merger sub will be automatically canceled at the effective time of the merger.

As of the effective time of the merger, each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive $25.80 per share in cash, without interest and less any applicable withholding tax.

Treatment of Stock Options and Other Equity Awards

Stock options.  At the effective time of the merger, each then-outstanding MRO stock option will be cancelled, and the holder of each such option will automatically be entitled to receive an amount in cash equal to the excess, if any, of $25.80 over the exercise price per share of our common stock previously subject to such stock option, multiplied by the number of shares of our common stock as to which such stock option was exercisable, less any withholding taxes. Before the effective time of the merger, the vesting of each outstanding stock option will be accelerated so that each such stock option will become fully exercisable. All amounts payable to the holders of such stock options will be paid at or as soon as practicable following the effective time of the merger, without interest. As of August 11, 2006 there were outstanding options to purchase 4,050,463 shares of our common stock with an exercise price per share that is less than $25.80, the per share merger consideration. See “The Merger Agreement — Treatment of Stock Options and Other Equity Awards” on page 37.

Restricted stock.  At the effective time of the merger, each then-outstanding restricted share of MRO will be converted in the merger into the right to receive, upon the date such restricted share would have vested, the merger consideration of $25.80 in cash, without interest and less any applicable withholding tax. This right to receive cash will be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. In addition, the vesting of each restricted share will be partially accelerated in accordance with the terms of our 1999 Equity Incentive Plan. In the case of our executive officers who have entered into offer letters with IBM that will become effective at the closing of the merger and that are described above, the terms of those offer letters will affect the dates on which those executive officers will be entitled to receive payments in respect of their restricted shares.

Employee Stock Purchase Plan.  Immediately prior to the effective time of the merger, the payroll deductions accumulated for the account of each participant in the then-current offering period in effect under our employee stock purchase plan will be applied to the purchase of our common stock in accordance with the terms of the plan. The holder of each share of our common stock that is thereby issued will be entitled to receive the merger consideration of $25.80 per share in cash, less any applicable withholding tax.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Massachusetts or at such later time upon which IBM and we may agree and specify in the articles of merger. The articles of merger will be filed immediately following the closing, which is expected to be on a date no later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement (other than those to be satisfied or waived at the closing). We currently anticipate that the merger will be completed in the third quarter of calendar year 2006; however, because the merger is subject to regulatory approvals and other closing conditions, we cannot predict the exact timing.

Delisting and Deregistration of MRO’s Common Stock

If the merger is completed, our common stock will be delisted from and will no longer be traded on The NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

The following discussion addresses material federal income tax consequences of the merger generally applicable to MRO shareholders who are “United States persons” as defined for U.S. federal income tax purposes and who hold their shares of MRO common stock as a capital asset for U.S. federal income tax purposes. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this statement and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to MRO shareholders in light of their particular circumstances and does not address aspects of U.S. federal income taxation that may be applicable to shareholders subject to special treatment under the Code (including shareholders who received their MRO common stock through the exercise of employee stock options or otherwise as compensation, foreign persons, financial institutions, tax-exempt organizations, insurance companies, mutual funds, traders in securities that elect mark-to-market, dealers in securities or foreign currencies, shareholders with a functional currency other than the U.S. dollar, and shareholders that hold shares of MRO common stock as part of a hedge, straddle or conversion transaction). In addition, this discussion does not address any aspect of state, local or foreign taxation or federal taxes other than income taxes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

For U.S. federal income tax purposes, the conversion of MRO common stock into cash in the merger will be a taxable transaction to MRO shareholders. An MRO shareholder generally will recognize gain or loss based on the difference between the amount of cash merger consideration such shareholder receives and such shareholder’s adjusted tax basis for the shares of MRO common stock surrendered in the merger. Such gain or loss generally will be long-term capital gain or loss if the MRO shareholder’s “holding period” for such shares for U.S. federal income tax purposes is more than one year. Generally net long-term capital gain will be taxed to a non-corporate shareholder at the capital gains rate of 15 percent. Gain or loss with respect to shares of MRO common stock held for one year or less will be short-term capital gain or loss, generally taxed to a non-corporate shareholder at ordinary marginal federal income tax rates (currently up to a maximum rate of 35 percent). A corporate shareholder that recognizes capital gain generally is taxed on net capital gain at a maximum corporate income tax rate of 35 percent. The amount and character of gain or loss must be determined separately for each block of MRO common stock (i.e. shares acquired at the same cost and in a single transaction) converted into cash in the merger. The deductibility of capital losses is subject to limitations.

Backup Withholding.  Under certain circumstances, a non-corporate MRO shareholder may be subject to information reporting or backup withholding on payments of the cash merger consideration at a rate of 28 percent unless the shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal; or is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes required information to the IRS.

Regulatory Matters

Under the HSR Act and the rules thereunder, certain transactions, including the merger, may not be completed unless certain waiting period requirements have been satisfied. IBM and we each have filed a notification and report form pursuant to the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Even if the waiting period is terminated, the Antitrust Division, the Federal Trade Commission, or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the closing of the merger, to rescind the merger or to conditionally approve the merger. In addition, we are required to make filings in several foreign jurisdictions with anti-competition authorities with respect to the merger, and in certain circumstances, receive their approval prior to consummation of the merger. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Shareholders should carefully read the merger agreement, which is attached as Annex A to this proxy statement.

Effective Time

The merger will become effective upon the filing of articles of merger with the Secretary of the Commonwealth of Massachusetts or at such later time upon which IBM and we may agree and specify in the articles of merger. The articles of merger will be filed immediately following the closing, which is expected to be on a date no later than the second business day after satisfaction or waiver of the conditions to the closing of the merger described in the merger agreement (other than those to be satisfied or waived at the closing).

Articles of organization.  At the effective time of the merger, our restated articles of organization, as amended, will become the articles of organization of the surviving corporation, except that the authorized capital stock of the surviving corporation will consist of 1,000 shares of common stock.

Bylaws.  At the effective time of the merger, the bylaws of merger sub immediately before the effective time of the merger will become the bylaws of the surviving corporation.

Directors and officers.  At the effective time of the merger, the directors and officers of merger sub will become the directors and officers of the surviving corporation.

Conversion of Shares; Procedures for Exchange of Certificates

Under the merger agreement, each outstanding share of our common stock, other than treasury shares or shares held by IBM or merger sub, will convert into the right to receive $25.80 per share in cash, without interest and less any applicable withholding tax. The conversion will occur automatically at the effective time of the merger. Treasury shares and shares held by IBM or merger sub will be automatically canceled at the effective time of the merger. As of the effective time of the merger, each holder of a certificate representing any shares of our common stock will cease to have any rights as a shareholder, except the right to receive $25.80 per share in cash, without interest and less any applicable withholding tax.

As soon as reasonably practicable after the effective time of the merger, the paying agent designated by IBM and reasonably acceptable to us will send a letter of transmittal to each of our former shareholders. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock. Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, the holder of the certificate will be entitled to receive from the paying agent, on behalf of IBM,

$25.80 in cash for each share represented by the stock certificate, without interest and less any applicable withholding tax, and that stock certificate will be canceled.

In the event of a transfer of ownership of shares of our common stock that is not registered in our stock transfer books, the merger consideration for those shares may be paid to a person other than the person in whose name those shares are registered if:

•	the certificate representing those shares is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment:

•	pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or

•	establishes to the satisfaction of the surviving corporation in the merger that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock. A shareholder whose stock certificate shall have been lost, stolen, defaced or destroyed may obtain the merger consideration payable with respect to the shares of common stock represented by the certificate by submitting an appropriate affidavit of loss and posting an indemnity bond in a reasonable and customary amount specified by the surviving corporation. To the extent permitted by law, any portion of the merger consideration not claimed by shareholders will become the property of the surviving corporation, free and clear of any claims of any shareholder or other person, immediately before that portion of the merger consideration would otherwise escheat to or otherwise become the property of any governmental entity, or, if earlier, two years after the effective time of the merger.

Treatment of Stock Options and Other Equity Awards

Stock options.  At the effective time of the merger, each then-outstanding MRO stock option will be cancelled, and the holder of each such option will automatically be entitled to receive an amount in cash equal to the excess, if any, of $25.80 over the exercise price per share of our common stock previously subject to such stock option, multiplied by the number of shares of our common stock as to which such stock option was exercisable, less any withholding taxes. Before the effective time of the merger, the vesting of each outstanding stock option will be accelerated so that each such stock option will become fully exercisable. All amounts payable to the holders of such stock options will be paid at or as soon as practicable following the effective time of the merger, without interest.

Restricted shares.  At the effective time of the merger, each then-outstanding restricted share will be converted in the merger into the right to receive, upon the date such restricted share would have vested, the merger consideration of $25.80 in cash, without interest and less any applicable withholding tax. This right to receive cash will be subject to, and payable to the holder of such restricted share in accordance with, the terms of the grant of such restricted share as in effect at the effective time of the merger. In addition, the vesting of each restricted share will be partially accelerated in accordance with the terms of our 1999 Equity Incentive Plan. All restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the restricted shares, to the extent that such restrictions or limitations have not already lapsed, and all other terms of the restricted shares, shall remain in effect with respect to the corresponding right to receive cash equal to the merger consideration, subject to the terms of the grant of such restricted shares as in effect at the effective time of the merger, including the partial acceleration mentioned above. In the case of our executive officers who have entered into offer letters with IBM that will become effective at the closing of the merger and that are described above, the terms of those offer letters will affect the dates on which those executive officers will be entitled to receive payments in respect of their restricted shares. For more information on the effect of these offer letters, see “The Merger — Interests of MRO’s Executive Officers and Directors in the Merger” on page 30.

Employee Stock Purchase Plan.  With respect to our 2002 Employee Stock Purchase Plan:

•	participation will be limited to the employees who were participants on the date of the merger agreement;

•	participants may not increase their payroll deduction elections or purchase elections;

•	participants’ accumulated payroll deductions outstanding immediately before the effective time of the merger under the then-current offering period in effect under the plan will be used to purchase shares of our common stock immediately before the effective time of the merger, and participants will have no further rights under that offering period;

•	there will not be any additional offering dates under the plan; and

•	the plan will be suspended after the end of the current offering period and will terminate immediately before the effective time of the merger.

Representations and Warranties

We made a number of representations and warranties to IBM and merger sub relating to, among other things:

•	our corporate organization, corporate power, good standing and similar corporate matters;

•	our subsidiaries;

•	our capital structure;

•	our authorization, execution, delivery and performance of the merger agreement and its enforceability against us, as well as certain consequences of the foregoing actions under our articles of organization, bylaws, contracts, laws and judgments;

•	consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities required as a result of our entering into and performing the merger agreement;

•	the documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information we filed with the SEC since October 1, 2003, the absence of undisclosed liabilities, and our compliance with the Sarbanes-Oxley Act of 2002, including the certification of our SEC filings, the disclosure of any off-balance sheet arrangements, the status of our books and records, our internal control over financial reporting and our disclosure controls and procedures;

•	the accuracy of the information we supplied in connection with this proxy statement;

•	the absence of material adverse effects, material write-downs of assets, dividends or other distributions on our capital stock, stock splits or combinations, stock reclassifications, changes in financial or tax accounting practices, material tax elections, settlements of material tax liabilities or licensing or other agreements with regard to material intellectual property or rights to intellectual property, in each case since September 30, 2005;

•	the continuation of pricing, sales, receivables and payables practices in the ordinary course of business consistent with past practice and the absence of promotional sales or discount activity or collections or payment practices outside the ordinary course of business, in each case since September 30, 2005;

•	the absence of grants of bonus opportunities, loans or increases of compensation, payments of bonuses, grants or increases of severance, change in control, termination or similar compensation or benefits, changes to benefit agreements or grants or amendments of incentive awards, in each case since March 31, 2006;

•	certain outstanding, pending and threatened litigation, claims and investigations as of the date of the merger agreement;

•	disclosure of our contracts;

•	our compliance with applicable laws, judgments and permits;

•	the absence of changes in our benefit plans;

•	labor matters;

•	our compliance with environmental laws, possession of environmental permits and any pending or threatened environmental claims or exposures;

•	matters relating to our benefit plans and agreements and compliance with the Employee Retirement Income Security Act of 1974, including payments required to be made in connection with the merger;

•	our filing of tax returns, payment of taxes, compliance with tax laws and other matters relating to taxes;

•	title to our material properties and tangible assets and rights to leasehold interests;

•	our intellectual property and our use of the intellectual property of others;

•	our accounts receivable;

•	our insurance policies;

•	the applicability of any takeover statutes and anti-takeover provisions of our articles of organization;

•	the actions we have taken under our shareholder rights plan to render it inapplicable to the merger;

•	the vote required for our shareholders to approve the merger;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger; and

•	our receipt of a fairness opinion from Goldman Sachs.

IBM and merger sub made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization, corporate power and good standing;

•	their authorization, execution, delivery and performance of the merger agreement and its enforceability against them, as well as certain consequences of the foregoing actions under IBM’s certificate of incorporation, merger sub’s articles of organization, their bylaws, contracts, laws and judgments;

•	the consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities as a result of their entering into and performing the merger agreement;

•	the accuracy of the information IBM or merger sub supplied in connection with this proxy statement;

•	merger sub’s lack of prior operating activity; and

•	the beneficial ownership of our common stock by IBM and merger sub.

None of the representations and warranties in the merger agreement will survive beyond the effective time of the merger.

Conduct of Business Before Closing of the Merger

Under the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, unless we obtain IBM’s prior written consent, we will carry on our, and will cause each of our subsidiaries to carry on their, businesses in the ordinary course consistent with past practice, and use commercially reasonable efforts to comply with all applicable laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of our present officers, software developers and other employees and to preserve our assets and technology and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with us and maintain our franchises, rights and permits. In addition, we have agreed that until the effective time of the merger, unless expressly contemplated by the merger agreement or unless we obtain IBM’s prior written consent, we will comply, and will cause our subsidiaries to comply, with specific restrictions relating, among other things, to:

•	the declaration, setting aside or payment of any dividends on, or other distributions in respect of, our capital stock;

•	the split, combination or reclassification of our capital stock, the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity or voting interests, or the purchase, redemption or other acquisition of any of our or our subsidiaries’ securities (except pursuant to the forfeiture or repurchase conditions of restricted shares as in effect on the date of the merger agreement);

•	the taking of action that would result in an adverse modification of any indebtedness;

•	the issuance, delivery, sale, pledge or other encumbrance of any of our subsidiaries’ equity securities (other than the issuance of shares of our common stock upon the exercise of stock options or of rights under our 2002 Employee Stock Purchase Plan outstanding as of the date of the merger agreement and only if and to the extent required by their terms as in effect on the date of the merger agreement);

•	the amendment or proposal to amend our articles of organization or bylaws or our subsidiaries’ organizational documents;

•	the acquisition of any business, person or division, or any assets other than immaterial assets acquired in the ordinary course of business;

•	the sale, lease, license, sale and leaseback, mortgage, encumbrance or other disposition of our material properties and assets, except specified licenses and sales in the ordinary course of business;

•	the repurchase, prepayment, incurrence or guarantee of any indebtedness of any person, the issuance or sale of any debt securities or related derivative securities, the guarantee of any debt securities of any person, the entry into of any contract to maintain any financial condition, or the making of any loans, advances, capital contributions or investments in any person, other than immaterial loans and advances to employees (other than our directors and executive officers) in the ordinary course of business consistent with past practice;

•	the incurrence of capital expenditures;

•	the payment, discharge, settlement or satisfaction of claims, liabilities and obligations;

•	the knowing waiver of the right to enforce, and the release, relinquishment, transfer or assignment of, any right of material value, or the knowing waiver of a material benefit or granting of consent under, or failure to enforce, a confidentiality or standstill agreement;

•	the entry into or modification or renewal of any lease or sublease of real property;

•	the modification, amendment, acceleration, termination or cancellation of any material contract or affirmative waiver of material rights to enforce, relinquishment, release, transfer or assignment of any material rights under any material contract;

•	the entry into of any contract that is not in the ordinary course of business or that is inconsistent with past practice;

•	our benefit plans and benefit agreements;

•	the formation of any subsidiary;

•	the entry into of any material contract which provides that the completion of the merger or our compliance with the merger agreement will conflict with or violate such contract or give rise to any termination, right of first refusal, material amendment, revocation, cancellation, material acceleration, loss of material benefit, creation of any lien or additional rights under such contract;

•	the entry into of any contract containing restrictions on our ability to assign such contract;

•	any action or knowing omission to take any action if such action or known omission is reasonably likely to result in any of our representations and warranties set forth in the merger agreement that are qualified as to materiality becoming untrue (as so qualified) or any of our representations and warranties that are not so qualified becoming untrue in any material respect;

•	the adoption or entry into of any collective bargaining agreement or other labor union contract applicable to employees, or the termination of the employment of any director, officer, employee, contractor or consultant who has an employment, severance or similar agreement;

•	the write-down of any of our material assets, including intellectual property, or the making of any changes in financial or tax accounting principles, methods or practices, other than those required by generally accepted accounting principles or applicable law;

•	engaging in any promotional sales or discount activity or collections or payment practices outside the ordinary course of business or inconsistent with past practice;

•	any action or omission to take any action which would result in the material loss or reduction of value of our intellectual property, taken as a whole;

•	the entry into, extension or renewal of specified contracts;

•	the entry into or material amendment of other specified contracts, other than in the ordinary course of business consistent with past practice; and

•	the authorization of any of, or commitment, resolution, vote or agreement to take any of, the actions described in the foregoing bullet points.

Before the effective time of the merger (and in the case of the last bullet under this paragraph, at the effective time), we have also agreed to, and to cause our subsidiaries to:

•	timely file all material tax returns required to be filed and pay all taxes that are due and payable before the effective time of the merger;

•	accrue a reserve in our books and records and financial statements in accordance with generally accepted accounting principles and past practices for all taxes payable by us or any of our subsidiaries;

•	promptly notify IBM of any material suit, claim, action, investigation, proceeding or audit pending with respect to us or our subsidiaries in respect of any tax and not to settle or compromise any such matter without IBM’s consent;

•	not make any material tax election without IBM’s consent;

•	retain all records necessary to prepare tax returns and tax audits; and

•	deliver to IBM a duly executed and acknowledged certificate which certifies that the payment of the merger consideration pursuant to the terms of the merger agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

No Solicitation of Third Parties by MRO

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise knowingly cooperate in any way with any person with respect to, any takeover proposal.

At any time before our shareholders approve the merger, our board of directors may, in response to a bona fide written takeover proposal that our board of directors determines in good faith constitutes or could reasonably be expected to lead to a superior proposal, if the takeover proposal is unsolicited following the date of the merger agreement and did not otherwise result from a breach of these non-solicitation covenants, furnish information with respect to us and our subsidiaries to the person making the takeover proposal and participate in discussions or negotiations with that person regarding the takeover proposal. We may furnish such information only pursuant to a confidentiality agreement which contains terms that are no less restrictive than those of the confidentiality agreement that we and IBM executed in connection with the merger, and only if we furnish the same information to IBM at the same time or have already done so.

The merger agreement provides that a “takeover proposal” means any inquiry, proposal or offer from any person (other than IBM or merger sub) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (1) assets or businesses that constitute or represent 15% or more of our consolidated total revenue, net income, EBITDA or assets, or (2) 15% or more of the outstanding shares of our common stock, or of any class of capital stock of, or other equity or voting interests in, one or more of our subsidiaries which, in the aggregate, directly or indirectly, hold the assets or businesses referred to in clause (1), other than the merger with merger sub.

The merger agreement provides that a “superior proposal” means any third party’s bona fide written offer that was not solicited after the date of the merger agreement by or on behalf of us or any of our subsidiaries, that did not otherwise result from a breach of these non-solicitation covenants, that, if accepted by us would be binding on the third party and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and us, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of our common stock or all or substantially all of our and our subsidiaries’ assets, taken as a whole. In addition, in order to qualify as a superior proposal, the offer must be one that, in the good faith judgment of our board of directors, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, (1) would provide a higher value to our shareholders than the consideration payable in the merger (taking into account all of the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by IBM in response to such superior proposal or otherwise)) and (2) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

The merger agreement provides that neither our board of directors nor any committee of our board will, or will agree, resolve or vote to:

•	withdraw or modify in a manner adverse to IBM or merger sub, or propose publicly to withdraw or modify in a manner adverse to IBM or merger sub, the recommendation by our board of directors or any committee of our board of the merger agreement or the merger or recommend, or propose publicly to recommend, the approval of any takeover proposal (any such action or any such agreement, resolution or vote to take such action being referred to as an “adverse recommendation change”);

•	approve or recommend any takeover proposal, or propose the approval or recommendation of any takeover proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended by us to or is reasonably likely to lead to, any takeover proposal, other than a confidentiality agreement, as discussed above.

Notwithstanding these agreements, at any time before our shareholders approve the merger, our board of directors or a duly authorized committee may (and may agree, resolve or vote to) in response to a superior proposal or an intervening event, make an adverse recommendation change, provided that our board of directors or such committee determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to our shareholders under applicable law. Our board of directors or such committee may not make an adverse recommendation change unless:

•	our board of directors or such committee shall have first provided prior written notice to IBM (an “adverse recommendation change notice”) that it is prepared to make an adverse recommendation change in response to a superior proposal or an intervening event; and

•	IBM does not make, within five business days after the receipt of the notice, a proposal that would, in the good faith judgment of our board of directors or such committee, after consultation with a financial advisor of national reputation and outside legal counsel, cause the offer previously constituting a superior proposal to no longer constitute a superior proposal or obviate the need for an adverse recommendation change as a result of an intervening event.

We agreed that, during the five business day period before we effect any adverse recommendation change, we will negotiate in good faith with IBM regarding any revisions to the terms of the merger agreement proposed by IBM.

The merger agreement provides that an “intervening event” means an event, unknown to our board of directors on the date of the merger agreement (or, if known, the material consequences of which are not known to or understood by our board of directors on that date), where the event or any of its material consequences becomes known or understood to or by our board of directors before our shareholders approve the merger and which causes our board of directors or a committee of our board to conclude in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an adverse recommendation change is reasonably likely to result in a breach of its fiduciary duties to our shareholders under applicable law. The term “intervening event” does not include the receipt, existence or terms of a takeover proposal, any matter relating to a takeover proposal or any consequence of a takeover proposal.

We have agreed to advise IBM, as promptly as reasonably practicable and in any event within 24 hours after the receipt thereof, of any takeover proposal or any request for information or inquiry that we believe in good faith could reasonably be expected to lead to or that contemplates a takeover proposal, as well as the terms and conditions of the takeover proposal or a reasonably complete description of the request or inquiry and the identity of the person making any such takeover proposal, request or inquiry. We also agreed to advise and confer with IBM, on a daily basis, regarding the progress of negotiations concerning any takeover proposal, the material resolved and unresolved issues related to the takeover proposal, any other matters identified with reasonable specificity by IBM and the material details of any such takeover proposal, request or inquiry. We must promptly provide IBM with copies of all documents and written communications relating to a takeover proposal exchanged with the party making a takeover proposal.

Conduct of IBM

IBM has agreed not to, and not to permit any of its subsidiaries to, take any action or knowingly omit to take any action if the action or known omission is reasonably likely to result in any representation or warranty of IBM or merger sub set forth in the merger agreement that is qualified as to materiality becoming untrue (as so qualified), or any such representation and warranty that is not so qualified becoming untrue in any material respect.

Conditions to Closing

General Conditions.  Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the proposal to approve the merger agreement shall have been approved by the requisite shareholder vote at the special meeting;

•	the waiting period and any extension of the waiting period under the HSR Act shall have been terminated or shall have expired, and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired; and

•	no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the closing of the merger shall be in effect.

Conditions for IBM’s benefit.  Neither IBM nor merger sub will be obligated to effect the merger unless the following conditions are satisfied or waived:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or before the closing of the merger;

•	we shall not have suffered a material adverse effect since the date of the merger agreement;

•	we shall have provided a certificate of our chief executive officer and chief financial officer certifying as to our compliance with the three preceding conditions;

•	there shall be no pending claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success or by any governmental entity that:

•	challenges or seeks to restrain or prohibit the completion of the merger;

•	seeks to obtain from IBM or any of its subsidiaries any damages relating to the merger or that are material (individually or in the aggregate) in relation to our value and the value of our subsidiaries, taken as a whole;

•	seeks to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us or IBM or any of our or their affiliates of all or any portion of the business or assets or any product of ours or our subsidiaries, IBM or its subsidiaries, or to require any of us to dispose of, license or hold separate any portion of the business or assets of or any product of ours or our subsidiaries or IBM or its subsidiaries, in each case as a result of or in connection with the transactions contemplated by the merger agreement;

•	seeks to impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise ownership of, any shares of the stock of the surviving corporation in the merger; or

•	seeks to prohibit IBM or any of its affiliates from controlling in any respect any of our or our subsidiaries’ business or operations or to prevent us or our subsidiaries from operating any of our business substantially in the manner as operated by us before the date of the merger agreement; and

•	there shall be no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that is reasonably likely to result, directly or indirectly, in any of the effects described in the immediately preceding condition.

Conditions for our benefit.  We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	IBM’s and merger sub’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date;

•	each of IBM and merger sub shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing of the merger; and

•	IBM shall have provided a certificate of an authorized signatory of IBM certifying as to its compliance with the two preceding conditions.

We and IBM have agreed to use our respective reasonable best efforts to take all actions that are necessary, proper or advisable to cause the closing to occur. However, neither IBM nor we are obligated to (and we are not permitted to without IBM’s prior consent), agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of any business of ours, IBM’s or any of our or its subsidiaries.

Termination of the Merger Agreement

IBM and we can terminate the merger agreement under certain circumstances, including:

•	by mutual written consent of IBM, merger sub and us;

•	by either IBM or us if the merger shall not have been completed by December 31, 2006, but neither IBM nor we shall have the right to terminate the merger agreement for this reason if any breach of the merger agreement by the party seeking termination shall have been a principal cause of the failure of the merger to have been completed by that date (and the other party shall not have breached any of its representations, warranties, covenants or other agreements in the merger agreement so as to result in the failure of a closing condition regarding representations, warranties, covenants or agreements);

•	by either IBM or us if any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition which has the effect of preventing the consummation of the merger shall be in effect and shall have become final and non-appealable;

•	by either IBM or us if the special meeting shall have been held and not adjourned and our shareholders shall not have approved the merger agreement at that meeting;

•	by IBM if our board of directors or a committee of our board shall have delivered an adverse recommendation change notice or an adverse recommendation change shall have occurred;

•	by IBM if our board of directors fails to publicly reaffirm its recommendation of the approval of the merger agreement within ten business days of our receipt of a written request by IBM to do so;

•	by IBM if any event shall have occurred which is not capable of being cured before December 31, 2006 and would result in the failure to satisfy any condition to closing for the benefit of IBM before December 31, 2006, but IBM shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by IBM shall have been a principal cause of the failure of such condition to be satisfied;

•	by IBM if we shall have breached any of our representations, warranties, covenants or other agreements in the merger agreement, if the breach would give rise to the failure of a condition to closing for the benefit of IBM regarding the accuracy of our representations and warranties or our compliance with our covenants and agreements, and if the breach is capable of being cured by us by December 31, 2006 but we do not commence to cure such breach within 10 business days after we receive written notice of the breach from IBM and diligently pursue such cure thereafter, but IBM shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by IBM shall have been a principal cause of the failure of such condition to be satisfied;

•	by IBM if any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect and shall have become final and non-appealable, if it has any of the effects described above in the fifth condition to closing for the benefit of IBM regarding pending claims, suits, actions or proceedings, but IBM shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by IBM shall have been a principal cause of the failure of such condition to be satisfied;

•	by us if any event shall have occurred which is not capable of being cured before December 31, 2006 and would result in the failure to satisfy any condition to closing for our benefit before December 31, 2006, but we shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by us shall have been a principal cause of the failure of such condition to be satisfied; or

•	by us if IBM or merger sub shall have breached any of its representations, warranties, covenants or other agreements in the merger agreement, if the breach would give rise to the failure of a condition to closing for our benefit regarding the accuracy of the representations and warranties of IBM and merger sub or compliance by IBM and merger sub with their covenants and agreements, and if the breach is capable of being cured by IBM or merger sub by December 31, 2006, but IBM or merger sub, as applicable, does not commence to cure such breach within 10 business days after it receives written notice of the breach from us and diligently pursue such cure thereafter, but we shall not have the right to terminate the merger agreement for this reason if any breach of the merger agreement by us shall have been a principal cause of the failure of such condition to be satisfied.

Termination Fee and Expenses

The merger agreement provides that, in general, regardless of whether the merger is consummated, all fees and expenses incurred by the parties in connection with the merger agreement and the merger will be borne by the party incurring such fees and expenses.

The merger agreement requires, however, that we pay IBM a termination fee of $23.0 million if:

•	a takeover proposal has become known to us, or any person has publicly announced an intention to make a takeover proposal, regardless of whether or not it is conditional and whether or not it is withdrawn, or a takeover proposal otherwise becomes known to our shareholders and thereafter:

•	IBM or we terminate the merger agreement because (1) the merger shall not have been completed by December 31, 2006 or (2) in the case where the takeover proposal shall have been publicly announced or disclosed or otherwise become known to our shareholders, or any person shall have publicly announced the intention to make a takeover proposal, regardless of whether or not it is conditional and whether or not it is withdrawn, the special meeting shall have been held and not adjourned and our shareholders shall not have approved the merger agreement at that meeting; and

•	within 12 months after such termination, we or any of our subsidiaries shall enter into any acquisition agreement with respect to any takeover proposal or any takeover proposal shall be consummated (and, for this purpose, the term “takeover proposal” has the same meaning as described above except that each reference to 15% is increased to 40%);

•	IBM terminates the merger agreement because our board of directors or a committee of our board has delivered an adverse recommendation change notice or an adverse recommendation change has occurred; or

•	IBM terminates the merger agreement because our board of directors fails to publicly reaffirm its recommendation of the approval of the merger agreement within ten business days of our receipt of a written request by IBM to do so.

Indemnification and Insurance

IBM will cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or before the effective time of the merger (and rights for advancement of expenses) now existing in favor of our current or former directors or officers and those of our subsidiaries as provided in our respective articles of organization or bylaws (or comparable organizational documents) and any indemnification or other agreements with us as in effect on the date of the merger agreement.

For six years after the effective time of the merger, IBM will maintain in effect our directors’ and officers’ liability insurance policies covering each person who was, as of the date of the merger agreement, covered by those policies for acts or omissions occurring before the effective time of the merger on terms no less favorable than those in effect on the date of the merger agreement. The insurance must be in effect and prepaid before the closing of the merger. IBM is not obligated to spend more than $1,921,500 to procure such coverage. If it cannot obtain the required coverage for that amount, it must provide the most coverage that can be obtained for that amount.

Material Adverse Effect

A number of our representations and warranties in the merger agreement are qualified by reference to whether the matter in question is reasonably likely to have a “material adverse effect” on us. Moreover, it is a condition to IBM’s obligation to close the merger that there shall have been no material adverse effect on us before the closing. The merger agreement provides that a “material adverse effect” on or with respect to us means any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate has or is reasonably likely to result in:

•	a material adverse effect on the business, assets, properties, financial condition or results of operations of us and our subsidiaries, taken as a whole; or

•	a material impairment on the ability of us and our subsidiaries to operate our businesses immediately after the merger in substantially the same manner as they were operated immediately before the date of the merger agreement.

However, no state of facts, change, development, event, occurrence, action or omission to the extent resulting from any of the following shall be deemed to constitute, in and of itself, a material adverse effect, nor will it be taken into consideration when determining whether a material adverse effect has occurred:

•	general, legal, market (including capital market), economic or political conditions affecting the industries in which we participate, provided that such conditions do not have a materially disproportionate adverse impact on us and our subsidiaries, taken as a whole, in relation to other companies in the industry in which we operate;

•	the pendency or announcement of the merger agreement, including any reaction of any customer, employee, supplier, reseller, alliance partner, channel partner or other constituency to the identity of IBM or any of the transactions contemplated hereby;

•	any suit, claim, action or proceeding that does not have a reasonable likelihood of success on the merits, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to the merger agreement, violations of securities laws in connection with this proxy statement or otherwise in connection with any of the transactions contemplated by the merger agreement;

•	any action required to comply with the rules and regulations of the SEC or the SEC comment process as such process applies to this proxy statement (or any other documents on which we may receive such comments in connection with any review of this proxy statement by the SEC or its staff);

•	any decrease in the market price or trading volume of our common stock (it being understood that the underlying cause or causes of any decrease may constitute, in and of itself or themselves, a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred);

•	our failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may constitute, in and of itself and themselves, a material adverse effect and may be taken into consideration when determining whether a material adverse effect has occurred);

•	any change in applicable accounting requirements or principles which occurs or becomes effective after the date of the merger agreement (including changes with respect to requirements to expense stock options);

•	actions or omissions by us or any of our subsidiaries taken with the prior written approval or consent of IBM; or

•	any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, provided that no such event shall have had a materially disproportionate adverse impact on us and our subsidiaries, taken as a whole, in relation to other companies in the industry in which we operate.

Extension, Waiver and Amendment of the Merger Agreement

IBM, merger sub and we may amend the merger agreement at any time. However, after our shareholders approve the merger agreement, no amendment may be made that by law requires further approval by the shareholders of the parties without such further approval.

Each party to the merger agreement may extend the time for performance of any of the obligations or other acts of the other parties under the merger agreement, waive any inaccuracies in the other parties’ representations and warranties, and waive compliance with any of the agreements or conditions in the merger agreement. However, after our shareholders approve the merger agreement, no waiver may be made by the parties that by law requires further approval by the shareholders of the parties without such further approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of MRO’s common stock as of August 11, 2006 by (i) each person known by us to be the beneficial owner of more than 5 percent of the outstanding shares of MRO’s common stock, (ii) each of our directors, and each of the executive officers named in the “Executive Compensation — Summary Compensation Table” in our proxy statement for our 2006 annual meeting of shareholders, and (iii) all current directors and executive officers as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Information with respect to beneficial ownership is based upon information furnished by each director and executive officer or contained in filings made with the SEC. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days after the date as of which this information is provided below. For this purpose, we have assumed that all outstanding MRO stock options will be fully exercisable within 60 days of the date of this table. In computing the percentage ownership of a person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

The business address of each officer and director is c/o MRO Software, Inc., 100 Crosby Drive, Bedford, Massachusetts 01730.

	Shares Beneficially
	Owned(1)
Name	Number	Percent

Robert L. Daniels(2)(3)	3,461,538	13.0%
Norman E. Drapeau, Jr.(3)	1,033,037	3.7%
Peter J. Rice(3)	285,691	1.1%
William J. Sawyer(3)	247,919	*
John W. Young(3)	219,328	*
Patricia C. Foye(3)	169,631	*
Richard A. Cahill(3)	115,415	*
Alan L. Stanzler(3)	112,300	*
Richard P. Fishman(3)	88,350	*
Stephen B. Sayre(3)	86,600	*
John A. McMullen(3)	68,600	*
David N. Campbell	12,500	*
All directors and executive officers as a group (13 persons)(2)(3)(4)	6,066,447	21.0%

*	Less than 1%.

(1)	The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(2)	Includes 788,511 shares owned by Susan H. Daniels, over which Robert L. Daniels has voting control pursuant to a Shareholders’ Agreement dated as of August 1, 2001 (the “Voting Agreement”); Mr. Daniels disclaims beneficial ownership of these shares and any other shares beneficially owned by Susan H. Daniels. Mr. Daniels and Susan H. Daniels are divorced. Mr. Daniels also directly owns 2,545,655 shares apart from the Voting Agreement. Also includes 83,310 shares which Mr. Daniels has the right to acquire through the redemption of his interest in a limited partnership, based the value of Mr. Daniel’s interest on July 31, 2006 and assuming a redemption price of $25.45 per share, the closing price of MRO’s common stock on August 11, 2006. An increase in the value of Mr. Daniel’s interest would increase the number of shares which he could acquire on redemption, but not over 100,000 shares. Also includes 28,800 shares held by Mr. Daniels for the benefit of three minor children; Mr. Daniels disclaims beneficial ownership of these shares. Excludes shares owned by Mr. Daniels’ three adult children; each of Robert L. Daniels and Susan H. Daniels disclaims beneficial ownership of these shares.

(3)	Includes shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table as follows:

Name	Option Shares

Robert L. Daniels	15,262
Norman E. Drapeau, Jr.	898,922
Peter J. Rice	237,498
William J. Sawyer	219,300
John W. Young	194,298
Patricia C. Foye	144,300
Richard A. Cahill	100,000
Alan L. Stanzler	69,000
Richard P. Fishman	51,000
Stephen B. Sayre	63,000
John A. McMullen	51,000

(4)	Includes 165,538 shares owned or issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table held by one executive officer who is not a named executive officer.

SHAREHOLDER PROPOSALS

If the merger is completed, we will not hold a 2007 annual meeting of shareholders. If the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Under the Company’s Bylaws, shareholders seeking to bring business or nominate directors at an annual meeting of shareholders must provide timely notice in writing to the Company. To be timely, a shareholder’s notice must be delivered to the attention of the Secretary at the principal executive offices of the Company not less than 60 days prior to the date of the annual meeting or, for the annual meeting in 2007, not after January 5, 2007. The Bylaws specify further requirements for the form and content of a shareholder’s notice.

Any shareholder who intends to present a proposal for consideration at the annual meeting in 2007 and intends to have that proposal included in the proxy statement and related materials for the annual meeting in 2007, must deliver a written copy of the proposal to the Company’s principal executive offices no later than September 28, 2006, in order for the proposal to be considered for inclusion under the rules of the Securities and Exchange Commission. These proposals should be addressed to MRO Software, Inc., 100 Crosby Drive, Bedford, Massachusetts 01730, Attention: Craig Newfield, Secretary.

OTHER MATTERS

We know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares which you hold. Therefore, we urge you to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet or by telephone.

WHERE YOU CAN FIND MORE INFORMATION

IBM and we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that IBM and we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, NY 10006.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

MRO Software, Inc.
100 Crosby Drive
Bedford, MA 01730
Attention: Ellen Murphy, MRO Investor Relations
Telephone: (781) 280-6580

The MRO website is “http://www.mro.com.”

MRO makes the following filings available on its website as soon as reasonably practicable after they are electronically filed with or furnished to the SEC: our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished under applicable provisions of the Securities Exchange Act of 1934, as amended and SEC rules. You may access these filings on our website at “http://www.mro.com” by clicking on “Company,” then “Investor Relations,” and then “SEC filings.” Within the “SEC filings” section, we provide downloadable copies of our SEC filings referred to above. All of the filings and governance documents available under the Investor Relations link on our website are free of charge.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

The Altman Group, Inc.
Attention: Joseph A. Caruso
1200 Wall Street West
Lyndhurst, NJ 07071
Telephone: (201) 806-7309
Fax: (201) 939-6900

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

MRO has supplied all information contained in this proxy statement relating to MRO, and IBM has supplied all information contained in this proxy statement relating to IBM and merger sub.

You should not send in your MRO certificates until you receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 28, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

BY ORDER OF THE BOARD OF
DIRECTORS OF MRO SOFTWARE, INC.

Bedford, Massachusetts
August 28, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA TELEPHONE OR THE INTERNET AS PROVIDED ABOVE ON PAGE 2. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING. IF YOU DECIDE TO ATTEND THE SPECIAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE SPECIAL MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING.

ANNEX A

AGREEMENT AND PLAN OF MERGER
Among
INTERNATIONAL BUSINESS MACHINES CORPORATION
KENNESAW ACQUISITION CORPORATION
and
MRO SOFTWARE, INC.
Dated as of
August 3, 2006

GLOSSARY

Term	Section

1994 Stock Option Plan	3.01(c)(i)
1999 Equity Incentive Plan	3.01(c)(i)
1999 Option	5.04(a)(i)
Acquisition Agreement	4.02(b)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Applicable RS Portion	5.04(c)
Article 6A	3.01(s)
Articles of Merger	1.03
Baseline Financials	3.01(e)(i)
Benefit Agreements	3.01(g)(ii)
Benefit Plans	3.01(k)(i)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Preamble
Company Articles	1.05(a)
Company Bylaws	3.01(a)
Company Common Stock	2.01
Company Letter	8.03(b)
Company Personnel	3.01(g)(ii)
Company Preferred Stock	3.01(c)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	3.01(d)
Derivative Work	3.01(p)(iii)
Effective Time	1.03
Environmental Claims	3.01(l)(ii)(A)
Environmental Law	3.01(l)(ii)(B)
ERISA	3.01(m)(i)
ESPP	3.01(c)(i)
ESPP Offering Period	5.04(b)
Exchange Act	3.01(d)
FCC	5.02(b)
FCC Licenses	5.02(b)
Filed SEC Document	3.01(e)(i)
GAAP	3.01(e)(i)

Term	Section

Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)
Hazardous Materials	3.01(l)(ii)(C)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intervening Event	4.02(b)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(c)
Lapse Date	5.04(c)
Law	3.01(d)
Leased Real Property	3.01(o)(iii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(R)
Major Customer Contract	3.01(i)(i)(R)
Major Supplier	3.01(i)(i)(S)
Major Supplier Contract	3.01(i)(i)(S)
Material Adverse Effect	8.03(d)
MBCA	1.01
Merger	Recitals
Merger Consideration	2.01(c)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Offer Letters	Recitals
Parent	Preamble
Paying Agent	2.02(a)
Pension Plan	3.01(m)(i)
Permit	8.03(e)
Permitted Liens	3.01(i)(i)(F)
person	8.03(f)
Post-Signing Returns	4.01(b)
Primary Company Executives	3.01(n)(vii)
principal executive officer	3.01(e)(iii)
principal financial officer	3.01(e)(iii)
Proxy Statement	3.01(d)
Receivables	3.01(q)(ii)
Release	3.01(l)(ii)(D)
Restricted Share Cash Amount	5.04(a)(iii)
Restricted Shares	3.01(c)(i)
RS Holder	5.04(a)(iii)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Software	3.01(p)(iv)

Term	Section

SOX	3.01(e)(i)
Specified Contracts	3.01(i)(i)
Stockholder Approval	3.01(u)
Stockholders Meeting	5.01(c)
Stock Options	3.01(c)(i)
Sub	Preamble
subsidiary	8.03(g)
Subsidiary	8.03(h)
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
Taxes	3.01(n)(xvi)
Tax Return	3.01(n)(xvi)
Taxing Authority	3.01(n)(xvi)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
Welfare Plan	3.01(m)(iv)
wholly-owned Subsidiary	8.03(i)

AGREEMENT AND PLAN OF MERGER dated as of August 3, 2006 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), KENNESAW ACQUISITION CORPORATION, a Massachusetts corporation and a wholly owned subsidiary of Parent (“Sub”), and MRO SOFTWARE, INC., a Massachusetts corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly-owned subsidiary of Parent, and such Boards of Directors have adopted this Agreement (and, in the case of the Board of Directors of the Company, recommended that this Agreement be approved by the Company’s stockholders);

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company have executed offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger; and

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, Parent has entered into agreements pursuant to which certain stockholders and employees have agreed, among other things, to certain non-competition, non-solicitation and no hire restrictions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Massachusetts Business Corporation Act (the “MBCA”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03.  Effective Time of the Merger.  Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing Parent and the Company shall jointly prepare, and immediately following the Closing the Company and Sub shall execute and cause to be filed with the Secretary of the Commonwealth of Massachusetts, articles of merger (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MBCA. The Merger shall become effective at such date and time as the Articles of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts or at such subsequent date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the MBCA.

Section 1.05.  Articles of Organization and Bylaws.  (a) The Restated Articles of Organization of the Company, as amended, (the “Company Articles”) as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Corporation except that Article III of the Company Articles shall be amended at the Effective Time to provide that the total number of shares of stock that the Surviving Corporation is authorized to issue shall be 1,000 shares of Common Stock having a par value of $0.01 per share, and, as so amended, such Restated Articles of Organization shall be the Restated Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07.  Officers.  The officers of the Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

Section 2.01.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub.  Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the purchase described in Section 5.04(b) with respect to the ESPP and other than (i) shares to be canceled and retired in accordance with Section 2.01(b) and (ii) Restricted Shares to the extent set forth in Section 5.04) shall be converted into the right to receive $25.80 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law, such withholding to be pursuant to the terms of Section 2.02(f) hereof and any other requirements under applicable Tax Law.

Section 2.02.  Exchange of Certificates.  (a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. Subject to the terms of this Agreement, neither Parent nor Sub shall take any action that would prevent the Paying Agent from making payment of the Merger Consideration in accordance with its customary procedures. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Liability.  None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash which would otherwise have been payable in respect of any Certificate which is delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates.  If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable and customary amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f) Withholding Rights.  Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal

Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties of the Company.  Except as set forth in the Company Letter (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the Company Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other section of this Agreement) delivered by the Company to Parent prior to the execution and delivery of this Agreement, the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power.  Each of the Company and the Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate, company, partnership or other organizational power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary or desirable, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except in the case of clause (i) above with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company has made available to Parent complete and accurate copies of the Company Articles and the Bylaws of the Company, as amended (the “Company Bylaws”) and the certificate of incorporation and bylaws (or similar organizational documents) of each of the Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives complete and accurate copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of the Subsidiaries held since October 1, 2003.

(b) Subsidiaries.  Section 3.01(b) of the Company Letter sets forth a complete and accurate list of each Subsidiary and its place of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by one or more wholly-owned Subsidiaries or by the Company and one or more wholly-owned Subsidiaries, free and clear of all pledges, claims, liens, charges, options to purchase, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure.  (i) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $0.01 per share of the Company (the “Company Preferred Stock”). At the close of business on July 17, 2006, (A) 26,624,356 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, including 431,991 shares of Company Common Stock that are subject to transfer restrictions and subject to forfeiture back to the Company or repurchase by the Company pursuant to agreements with the Company ( “Restricted Shares”), (B) 11,699 shares of Company Common Stock were held by the Company as treasury shares, (C) 4,786,129 shares of Company Common Stock were subject to outstanding options (other than rights under the Company’s 2002 Employee Stock Purchase Plan (the “ESPP”)) to acquire shares of Company Common Stock pursuant to the Company’s Amended and Restated 1999 Equity Incentive Plan (the “1999 Equity Incentive Plan”) and the Company’s 1994 Incentive and Nonqualified Stock Option Plan (the “1994 Stock Option Plan”) (such plans, together with the ESPP, the “Company Stock Plans”) (together with any other stock options granted after July 17, 2006 under the Company Stock Plans pursuant to the terms of this Agreement or disclosed in the Company Letter, the “Stock Options”) and (D) 543,071 shares of Company Common Stock were reserved and available for issuance by the Company pursuant to the ESPP. Other than the Company Stock Plans, there is no Contract, plan or other arrangement providing for the grant of options exercisable for or into shares of Company Common Stock by the Company or any of the Subsidiaries. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary. The Company has made available to Parent (A) a complete and accurate list, as of the close of business on July 17, 2006, of all outstanding Stock Options, the number of shares subject to each such Stock Option, the grant date, exercise price and expiration date of each such Stock Option and the name of the holder thereof and an indication of whether or not such Stock Option was intended at the time of grant to qualify as an “incentive stock option” under Section 422 of the Code and (B) a complete and accurate list, as of the close of business on July 17, 2006, of all Restricted Shares, the grant dates, the names of the holders thereof and the form of Restricted Share grant agreement, and any Restricted Share grant agreements that differ in any material respect from such form, pursuant to which each Restricted Share was granted. As of the date of this Agreement, other than pursuant to the Stock Options, rights under the ESPP, the Restricted Shares and the Company’s Series A Junior Participating Preferred Stock purchase rights (the “Company Rights”) issued pursuant to the Rights Agreement dated January 27, 1998, between the Company and BankBoston, N.A. (the “Company Rights Agreement”), there are no outstanding rights of any person to receive from the Company Company Common Stock under the Company Stock Plans or otherwise, on a deferred basis or otherwise. Based upon the assumptions set forth in Section 3.01(c)(i) of the Company Letter, and further assuming that the fair market value per share of Company Common Stock on the last day of the ESPP Offering Period will be equal to the Merger Consideration, the Company estimates that 24,853 shares of Company Common Stock will be issued under the ESPP immediately prior to the Effective Time pursuant to the exercise of purchase rights by participants in the current ESPP Offering Period.

(ii) Except as set forth in Section 3.01(c)(i), as of the close of business on July 17, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities or similar rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof, in each case issued by the Company, were outstanding. From July 17, 2006 to the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock and attached Company Rights pursuant to the exercise of Stock Options or rights under the ESPP, in each case outstanding as of July 17, 2006 and only if and to the extent required by their terms as in effect on July 17, 2006 and (B) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or other rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than rights under the ESPP.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (A) bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries, and (B) except as set forth in this Section 3.01(c), securities or other instruments or obligations of the Company or any of the Subsidiaries, in each case under clause (A) or (B), the value of which is in any way based upon or derived from any capital stock of, or other equity or voting interests in, the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote

(or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of the Subsidiaries may vote. Except (1) as set forth in this Section 3.01(c) and (2) for rights under the ESPP, the Company Rights Agreement or the Stock Options in effect as of the date of this Agreement, there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of the Subsidiaries is a party, or by which the Company or any of the Subsidiaries is bound, obligating the Company or any of the Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock Options, (u) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (v) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (w) the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (x) each such grant was made in accordance with the terms of the Company Stock Plan under which it was issued, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The Nasdaq Global Select Market or any other exchange on which Company securities are traded, (y) the per share exercise price of each Stock Option was greater than or equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and (z) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s Filed SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except for the Restricted Shares outstanding as of the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of the Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of the Subsidiaries or (B) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of the Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of the Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of the Subsidiaries. All Stock Options and Restricted Shares may be treated in accordance with Section 5.04(a).

(iv) Neither the Company nor any of the Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property (other than accounts payable, accrued expenses and amounts owing referred to in clauses (C) and (D) taken in the aggregate which do not exceed $350,000) or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (other than, in the case of clauses (A), (B) and (D), accounts payable to trade creditors and accrued expenses arising in the ordinary course of business) (collectively, “indebtedness”, which term shall exclude any indebtedness of the Company or any wholly-owned Subsidiary to any wholly-owned Subsidiary or of any wholly-owned Subsidiary to the Company).

(d) Authority; Noncontravention.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement (subject to obtaining the Stockholder Approval) and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) adopting this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the consideration to be paid to the Company’s stockholders in the Merger is fair to such stockholders, (iv) directing that the approval of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(c) and (v) recommending that the Company’s stockholders approve this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of the Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of the Subsidiaries to require the Company or any of the Subsidiaries to acquire such security), any provision of (i) the Company Articles or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of the Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, contract, agreement, license or instrument or any other legally binding commitment, arrangement, understanding, obligation or undertaking, whether oral or written (each, including all amendments thereto, a “Contract”) or Permit to which the Company or any of the Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation (each, a “Law”) or (B) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree (each, a “Judgment”), in each case under clause (A) or (B), applicable to the Company or any of the Subsidiaries or their respective properties or assets, other than in the case of clause (i) solely with respect to the Subsidiaries and in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens, rights or entitlements that individually or in the aggregate are not reasonably likely to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the termination or expiration of the waiting period thereunder, and the provision of such information as may be requested by the Department of Justice or the Federal Trade Commission in connection therewith, and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, (C) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do or does business, (D) any filings required under the rules and regulations of The Nasdaq Stock Market, Inc. and (E) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on the Company or that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent, materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(e) SEC Documents.  (i) The Company has made available to Parent, or the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC contains in a publicly available format, complete and accurate copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since October 1, 2003 (together with all information incorporated therein by reference, the “SEC Documents”). The Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished by the Company. No Subsidiary is required to file or furnish any report, schedule, form, statement or other document or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), in each case, to the extent applicable to such SEC Document at the time of filing or furnishing, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed or furnished and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed or furnished Filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, was prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). Except (x) as set forth or fully reserved against in the most recent financial statements included in the Filed SEC Documents (the “Baseline Financials”), or (y) as incurred since the date of the most recent balance sheet in the Baseline Financials in the ordinary course of business consistent with past practice, the Company and the Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

(ii) The Company is, and has been, in compliance in all material respects with the provisions of SOX applicable to it on or prior to the date hereof and has implemented such reasonable programs and has taken the reasonable steps necessary to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefore) in all material respects with all provisions of SOX which shall become applicable to the Company after the date hereof.

(iii) Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable with respect to the SEC Documents, and the statements contained in such certifications were true and accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers of the Company within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of the Subsidiaries is a party to, or has any legally binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of the Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose or intended or known result or effect of such joint venture, partnership or Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other SEC Documents.

(v) The books, records and accounts of the Company, all of which have been made available to Parent upon Parent’s request, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in all material respects in accordance with customary and reasonable business practices and the requirements of the Exchange Act, the Securities Act, and to the extent in effect, SOX.

(vi) The Company’s “internal control over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) is sufficient in all material respects to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (C) that receipts and expenditures of the Company are made only in accordance with the authorizations of management and directors of the Company, and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(vii) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(f) Information Supplied.  None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the

Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events.  (i) Since September 30, 2005, (A) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, (B) there has not been (1) any Material Adverse Effect on the Company, (2) any material write-down by the Company or any of the Subsidiaries of any of the assets of the Company or any of the Subsidiaries, (3) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of the Subsidiaries’ capital stock or other equity or voting interests, except for dividends or distributions by a direct or indirect wholly-owned Subsidiary to its parent, (4) any split, combination or reclassification of any of the Company’s or any of the Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of the Subsidiaries, (5) any change in financial or tax accounting principles, methods or practices by the Company or any of the Subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (6) any material Tax election or change in any material Tax election or any settlement or compromise of any material income Tax liability or (7) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and the Subsidiaries and (C) each of the Company and the Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (1) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (2) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (3) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of the Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (4) any other promotional sales or discount activity.

(ii) Since March 31, 2006, there has not been (A)(1) any grant by the Company or any of the Subsidiaries to any current or former director, officer, employee, contractor or consultant of the Company or any of the Subsidiaries (collectively, “Company Personnel”) of any bonus opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of base compensation and benefits, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of the Subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued in the ordinary course of business consistent with past practice, (B) any grant by the Company or any of the Subsidiaries to any Company Personnel of any severance, change in control, termination or similar compensation or benefits or increases therein or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein, (C) any adoption of or entry by the Company or any of the Subsidiaries into, any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or any termination, in each case, by the Company or any Subsidiary of, (1) any employment, deferred compensation, change in control, severance, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar Contract between the Company or any of the Subsidiaries, on the one hand, and any Company Personnel, on the other hand, (2) any Contract between the Company or any of the Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (C), including any such Contract which is entered into on or after the date of this Agreement, collectively, “Benefit Agreements”), (D) any grant or amendment by the Company or any Subsidiary of any incentive award (including Stock Options, Restricted Shares, stock appreciation rights, performance units, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification by the Company or any Subsidiary of any restrictions in any such award.

(h) Litigation.  Section 3.01(h) of the Company Letter sets forth a complete and accurate list of all actions, suits or judicial, administrative or regulatory proceedings pending or, to the knowledge of the Company, threatened, or to the knowledge of the Company, any claims or investigations pending or threatened, by or against the Company or any of the Subsidiaries as of the date of this Agreement (i) which involves an amount in controversy in excess of $250,000 (or the equivalent amount in any other applicable currency based on the exchange rate published in the Financial Times (or such other authority agreed by Parent and the Company) on the business day five days prior to the date of this Agreement as the mid-point closing U.S. dollar exchange rate with respect to such currency for the most recent prior business day), (ii) which seeks material injunctive relief, (iii) which may give rise to any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) which if resolved in accordance with plaintiff’s demands is reasonably likely to have a Material Adverse Effect on the Company. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of the Subsidiaries that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the Company. There are no actions, suits or judicial, administrative or regulatory proceedings pending or, to the knowledge of the Company, threatened, or to the knowledge of the Company, any claims or investigations pending or threatened, by or against the Company or any of the Subsidiaries which seek injunctive or similar relief against the Company or any of the Subsidiaries that would apply to Parent or any of its existing subsidiaries or any of their existing businesses following the Merger. There is no Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving the Company or any of the Subsidiaries that would apply to Parent or any of its existing subsidiaries or any of their existing businesses following the Merger.

(i) Contracts.  (i) Section 3.01(i) of the Company Letter contains a complete and accurate list, as of the date hereof, of:

(A) each Contract pursuant to which the Company or any of the Subsidiaries has agreed not to compete with any person or in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging;

(B) each Contract to which the Company or a Subsidiary is a party providing for exclusivity to any other person or any similar requirement, or pursuant to which the Company or any of the Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise prohibits any activity in respect of the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost as a result of non-compliance with any such exclusive or restrictive requirements or which requires the Company or any Subsidiary to refrain from granting license or franchise rights to any other person;

(C) each Contract between the Company or a Subsidiary (or by which the Company or a Subsidiary is bound), on the one hand, and, on the other hand, (1) any affiliate of the Company or any of the Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any director or executive officer of the Company (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of the Subsidiaries both without any penalty and without any obligation of the Company or any of the Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of the Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements);

(D) each Contract under which the Company or any of the Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $100,000;

(E) each material Contract to which the Company or a Subsidiary is a party that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Merger or any of the other transactions contemplated by this Agreement, including in order to avoid termination of or loss of a material benefit under any such Contract;

(F) each Contract to which the Company or a Subsidiary is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business that are not reasonably likely to adversely interfere in a material way with the use of assets encumbered thereby (“Permitted Liens”);

(G) each material Contract containing any provisions (1) having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person or (2) having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code of the Company or any Subsidiary or that any source code of the Company or any Subsidiary be released from escrow and provided to any third party;

(H) each Contract to which the Company or a Subsidiary is a party providing for payments by the Company or a Subsidiary of royalties or other license fees to third parties in excess of $100,000 annually that is not terminable on 90 days or less notice;

(I) each Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party, it being understood that internal use may include use by third party customers in the ordinary course of business consistent with past practice without any sublicense or similar rights;

(J) each Contract to which the Company or a Subsidiary is a party granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of the Subsidiaries or (2) following the Merger would apply to Parent or any of its subsidiaries other than the Surviving Corporation;

(K) each Contract pursuant to which the Company or any of the Subsidiaries has agreed or is required to provide any third party with access to source code or to provide for source code of the Company or any Subsidiary to be put in escrow;

(L) each Contract to which the Company or a Subsidiary is a party for any joint venture (whether in partnership, limited liability company or other organizational form) (or any similar arrangement that provides for the sharing of profits and losses);

(M) each Contract to which the Company or a Subsidiary is a party with any Governmental Entity;

(N) each material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

(O) each Contract to which the Company or a Subsidiary is a party providing for future performance by the Company or a Subsidiary in consideration of amounts previously paid, other than maintenance and support Contracts entered into in the ordinary course of business consistent with past practice;

(P) each Contract to which the Company or a Subsidiary is a party providing for liquidated damages (other than in an aggregate amount for all Contracts containing liquidated damages provisions that is immaterial to the business of the Company and the Subsidiaries, taken as a whole) by the Company or any Subsidiary;

(Q) each material Contract under which the Company or a Subsidiary has agreed to provide professional services for a fixed fee and that guarantees a specific result;

(R) each Contract between the Company or any of the Subsidiaries and any of the 20 largest customers of the Company and the Subsidiaries (determined on the basis of aggregate software license revenues recognized by the Company and the Subsidiaries in the twelve months ended June 30, 2006) (each such customer, a “Major Customer” and each such Contract, a “Major Customer Contract”);

(S) each Contract between the Company or any of the Subsidiaries, on the one hand, and any of the ten largest licensors or any of the ten largest non-licensor suppliers to the Company and the Subsidiaries, on the other hand (determined on the basis of aggregate amounts paid by the Company and the Subsidiaries in the twelve months ended June 30, 2006) (each such licensor or other supplier, a “Major Supplier” and each such Contract, a “Major Supplier Contract”);

(T) each Contract which has aggregate sums due to or from the Company and the Subsidiaries, taken as a whole, during the twelve months ending June 30, 2007 in excess of $500,000; and

(U) each other material Contract to which the Company or a Subsidiary is a party not made in the ordinary course of business.

The Company has made available to Parent complete and accurate copies of the Contracts referred to above (the “Specified Contracts”). Each Specified Contract is in full force and effect (except for those Specified Contracts that have expired or terminated in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and the Subsidiaries has performed or is performing all material obligations required to be performed by it under the Specified Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default and has not knowingly waived or failed to enforce any material rights or benefits thereunder, other than in the ordinary course of business consistent with past practice, and, to the knowledge of the

Company, as of the date of this Agreement no other party to any of the Specified Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder and to the knowledge of the Company, as of the date of this Agreement there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any such Specified Contract.

(ii) As of the date of this Agreement, since October 1, 2005, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts (other than renewals and amendments in the ordinary course of business not adverse in any material respect to the Company or any Subsidiary), with the Company or any of the Subsidiaries.

(j) Compliance with Laws.  The Company and the Subsidiaries have in effect all material Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses as presently conducted. The Company and the Subsidiaries have complied and are in compliance in all material respects with all applicable Laws and Judgments; provided, however, that no representation is made in this Section 3.01(j) with respect to any Laws or Judgments which are the subject of representations made in Sections 3.01(e), (l), (m) and (n). The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the terms of this Agreement are not reasonably likely to, cause the revocation or cancelation of any material Permit. As of the date hereof, neither the Company nor any of the Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of the Subsidiaries is not in compliance in all material respects with, or is subject to liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit. As of the date hereof, neither the Company nor any of the Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of the Subsidiaries or any of the assets or operations of the Company or any of the Subsidiaries or that any such investigation or review is contemplated, other than any audit, examination or review of any Tax Return in the ordinary course of business.

(k) Absence of Changes in Benefit Plans; Employment Agreements; Labor Relations.  (i) Except as disclosed in the Filed SEC Documents, since September 30, 2005, none of the Company or any of the Subsidiaries has adopted, entered into, terminated, amended, modified or agreed to adopt, enter into, terminate, amend or modify (or announced an intention to adopt, enter into, terminate, amend or modify) in any material respect any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, stock-based compensation, performance, retirement, savings, paid time off, perquisite, vacation, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding (whether oral or written, formal or informal, funded or unfunded and whether or not legally binding or subject to the Laws of the United States), sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of the Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, but not including the Benefit Agreements (all such plans, programs, arrangements and understandings, including any such plan, program, arrangement or understanding entered into or adopted on or after the date of this Agreement, collectively, “Benefit Plans”), or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any such Pension Plan are made or the basis on which such contributions are determined.

(ii) As of the date of this Agreement, there are no collective bargaining or other labor union agreements to which the Company or any of the Subsidiaries is a party or by which it is bound. Since

October 1, 2003, neither the Company nor any of the Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. As of the date of this Agreement, none of the employees of the Company or any of the Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Each of the Company and the Subsidiaries is, and since October 1, 2003, has been, in compliance in all material respects with all applicable Laws and Judgments relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since October 1, 2003, has not, engaged in any unfair labor practice. As of the date of this Agreement, the Company has not received notice of any unfair labor practice charge or complaint against the Company or any of the Subsidiaries that is pending and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of the Subsidiaries threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l) Environmental Matters.  (i)(A) Each of the Company and the Subsidiaries is and has been, in compliance in all material respects with all applicable Environmental Laws, and neither the Company nor any of the Subsidiaries has received any written communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (B) each of the Company and the Subsidiaries possesses all material Permits required under Environmental Laws for the conduct of its operations and is in compliance in all material respects with such Permits, and neither the Company nor any of the Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in any material respect in the status or terms and conditions of any such Permit; (C) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries; (D) there has been no Release of any Hazardous Material that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of the Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; (E) neither the Company nor any of the Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries; (F) there are no aboveground or underground storage tanks or known or suspected asbestos-containing materials for which the Company or any of the Subsidiaries could reasonably be expected to be responsible at, on, under or about property owned, operated or leased by the Company or any of the Subsidiaries, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; (G) neither the Company nor any of the Subsidiaries stores, generates or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or the Subsidiaries’ operations) at, on, under, about or from property owned or leased by the Company or any of the Subsidiaries; and (H) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of the Subsidiaries.

(ii) For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreements or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m) ERISA Compliance.  (i) Section 3.01(m)(i) of the Company Letter sets forth a complete and accurate list of all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (each, a “Pension Plan”) and all other Benefit Plans and Benefit Agreements that, in each case, are in effect as of the date of this Agreement. The Company has made available to Parent complete and accurate copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed, with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan (including reports filed on Form 5500), (C) the most recent summary plan description (if any), and any summary of material modifications prepared for each Benefit Plan for which such summary plan description is required under applicable Law and (D) each trust agreement and group annuity or insurance Contract and other documents relating to the funding or payment of compensation or benefits under any Benefit Plan or Benefit Agreement. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and the Subsidiaries and all the Benefit Plans are in compliance in all material respects with applicable Law, including ERISA and the Code.

(ii) All Pension Plans intended to be tax qualified under the Code are so qualified and have been the subject of favorable determination letters from the Internal Revenue Service (the “IRS”) with respect to all Tax Law changes with respect to which the IRS is currently willing to provide a determination letter to the effect that such Pension Plans are qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked (nor, to the knowledge of the Company as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or increase the costs relating thereto or require security under Section 307 of ERISA. All Pension Plans required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor, to the knowledge of the Company as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that is reasonably likely to affect any such approval relating thereto or increase the costs relating thereto. The Company has made available to Parent a copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a copy of each pending application for a determination or approval letter, if any.

(iii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities.

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits (each, a “Welfare Plan”) is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), or is unfunded or self-insured. There are no understandings, agreements or undertakings, written or oral, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of the Subsidiaries on or at any time after the Effective Time. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(v) Section 3.01(m)(v) of the Company Letter sets forth a complete and accurate list, as of the date of this Agreement, of (A) each Benefit Plan and each Benefit Agreement pursuant to which any Company Personnel could become entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) or termination of employment, or any benefits the value of which would be calculated on the basis of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event), (B) the names of all Company Personnel entitled to any such compensation or benefits actually payable as of the Closing Date or upon termination of employment after the Closing Date and the category or type of each such form of compensation or benefit to which such Company Personnel is entitled, (C) the aggregate value of each such form of compensation or benefit actually payable as of the Closing Date and each such form of compensation or benefit that would be payable upon termination of employment or otherwise after the Closing Date, in each case, to all Company Personnel, and (D) the aggregate value of any such compensation or benefits that would be paid to each individual set forth in Section 3.01(m)(v) of the Company Letter as of the Closing Date and upon termination of employment. Except as expressly set forth in the Offer Letters or in Section 5.04, no Company Personnel will be entitled to any severance, change in control, termination, bonus or other additional compensation or benefits from or on behalf of the Company or any of its Subsidiaries or any acceleration of the time of payment or vesting of any compensation or benefits from or on behalf of the Company or any of its Subsidiaries as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) or any compensation or benefits from or on behalf of the Company or any of its Subsidiaries related to or contingent upon, or the value of which will be calculated on the basis of, the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event). The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (A) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (B) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (C) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s ability to amend, modify or terminate any Benefit Plan or Benefit Agreement.

(vi) No deduction of any amount payable pursuant to the terms of the Benefit Plans, Benefit Agreements or any other employment arrangements has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(vii) As of the date of this Agreement, neither the Company nor any of the Subsidiaries has received written notice of, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or Benefit Agreement or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of the Subsidiaries have been timely made. Neither the Company nor any of the Subsidiaries has incurred, or could reasonably be expected to incur, any unfunded liabilities in relation to any Benefit Plan or Benefit Agreement.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of the Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company as of the date of this Agreement, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of the Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that is reasonably likely to subject the Company, any of the Subsidiaries or any of their respective officers, directors or employees or any Non-Affiliate Plan Fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA or any other applicable Law and (B) none of the Company, any of the Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, as of the date of this Agreement, any Non-Affiliate Plan Fiduciary, nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company, any Subsidiary of the Company or, to the knowledge of the Company, as of the date of this Agreement, any Non-Affiliate Plan Fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

(x) The Company and the Subsidiaries do not have any liability or obligations (other than immaterial liabilities or obligations), including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of the Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of the Subsidiaries.

(n) Taxes.  (i) Each of the Company and the Subsidiaries has timely filed all material Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all material respects. Each of the Company and the Subsidiaries has timely paid all material Taxes due and owing, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all material Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) As of the date of this Agreement, no material Tax Return of the Company or any of the Subsidiaries is currently under audit or examination by any Taxing Authority, and no written notice of such an audit or examination has been received by the Company or any of the Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of the Subsidiaries. Each deficiency resulting from any completed audit or examination or concluded litigation relating to Taxes by any Taxing Authority has been timely paid. As of the date of this Agreement, no issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination, that are reasonably likely to recur in a later taxable period, except for issues that individually or in the aggregate are not reasonably likely to result in a material liability for the Company or any of the Subsidiaries. The relevant statute of limitations is closed with respect to the U.S. federal income Tax Returns of the Company and the Subsidiaries for all tax years ending on or before December 31, 1998.

(iii) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no currently effective power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material Taxes has been executed or filed with any Taxing Authority.

(iv) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of the Subsidiaries, except for statutory Liens for Taxes not yet due and Liens for Taxes that the Company or any of the Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(v) None of the Company or any of the Subsidiaries is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement pursuant to Section 7121 of the Code, or other agreement relating to Taxes with any Taxing Authority).

(vi) None of the Company or any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time a material amount of taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Filed SEC Documents) in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any Tax Law, or for any other reason (including as a result of prepaid amounts or deferred revenue received on or prior to the Effective Time).

(vii) Other than agreements pursuant to which the Company or a Subsidiary may be required to make payments to persons set forth on Section 3.01(n)(vii) of the Company Letter (the “Primary Company Executives”), neither the Company nor any Subsidiary is a party to any Contract that could result in the payment of any amount or other entitlement (whether in cash or property or the vesting of property) as a result of the Merger (alone or in combination with any other event) to any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company, which payment would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has provided Parent with documentation evidencing the “base amount” (as defined in Section 280G(b)(3) of the Code) for each Primary Company Executive as of the date of this Agreement. No current or former director, officer, employee, contractor or consultant of the Company or any of the Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Subsidiaries in respect of any tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Sections 280G or 409A of the Code)) or interest or penalty related thereto.

(viii) The Company and the Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

(ix) Neither the Company nor any of the Subsidiaries has ever participated in a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b).

(x) Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(xi) To the best of the Company’s knowledge, (A) all material related party transactions involving the Company or any of the Subsidiaries are at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law, (B) none of the Company or any of the Subsidiaries is a party to any material cost-sharing agreement or similar arrangement that is not a “qualified cost sharing arrangement” within the meaning of U.S. Treasury Regulation Section 1.482-7 and any comparable provision of any Tax Law and (C) all material intercompany payments have been calculated in accordance with U.S. Treasury Regulation Section 1.482-7. Each of the Company and the Subsidiaries has maintained in all material respects all necessary documentation in connection with material related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law. The Company has made available to Buyer complete and correct copies of all transfer pricing studies relating to the Company or any of the Subsidiaries for all taxable years since 1999.

(xii) Neither the Company nor any of the Subsidiaries has been subject to an “accumulated earnings tax” pursuant to Section 531 of the Code or any comparable provision of any Tax Law.

(xiii) Neither the Company nor any of the Subsidiaries (A) is, to the knowledge of the Company, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the

Code to be treated as an S corporation for Federal income Tax purposes or made a similar election under any comparable provision of any Tax Law.

(xiv) Each of the Company and the Subsidiaries has conducted all aspects of its business materially in accordance with the terms and conditions of all Tax rulings and Tax concessions that were provided specifically to it by any relevant Taxing Authority.

(xv) Each of the Company and the Subsidiaries has disclosed in its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code.

(xvi) For purposes of this Agreement, “Taxes” shall include all (A) Federal, state and local, domestic and foreign, income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto, and any obligations under any Permits or any Contracts with any other person with respect to such amounts, (B) liability for the payment of any amounts of the types described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group and (C) liability for the payment of any amounts as a result of an obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (A) or (B). For purposes of this Agreement, “Taxing Authority” shall mean any Governmental Entity exercising regulatory authority in respect of any Taxes. For purposes of this Agreement, “Tax Return” shall mean any Federal, State and local, domestic and foreign return, declaration, report, form, claim for refund, disclosure statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)), or information, return statement or other document relating to Taxes, including any certificate, schedule or attachment hereto, and including any amendment thereof.

(o) Properties.  (i) Each of the Company and the Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets have valid and enforceable leasehold interests in, all of its material properties and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for Permitted Liens and for defects in title, easements and restrictive covenants that individually or in the aggregate have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the Company and the Subsidiaries to use such property and assets in the business of the Company and the Subsidiaries as presently conducted and as proposed by the Company and the Subsidiaries to be conducted. All such material properties and tangible assets, other than properties and tangible assets in which the Company or any of the Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens. For purposes of this Section 3.01(o), the term “property” shall not include any Intellectual Property.

(ii) The material properties and tangible assets owned or leased by the Company and the Subsidiaries, or which they otherwise have the right to use, are sufficient (subject to normal wear and tear) to operate their businesses in substantially the same manner as they are presently conducted and as proposed by the Company and the Subsidiaries to be conducted.

(iii) Section 3.01(o)(iii) of the Company Letter sets forth a complete and accurate list as of the date of this Agreement of all real property and interests in real property leased by the Company or any of the Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of the Subsidiaries owns in fee any real property or interests in real property.

(iv) With respect to each Leased Real Property, as of the date of this Agreement (A) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof and (B) neither the Company nor any Subsidiary has collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein.

(v) Each of the Company and the Subsidiaries is in compliance in all material respects with the terms of all material leases to Leased Real Property to which it is a party and under which it is in occupancy, and each such material lease is a legal, valid and binding agreement of the Company or a Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and the Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the leases to Leased Real Property to which it is a party and under which it is in occupancy.

(p) Intellectual Property.  (i) Section 3.01(p)(i) of the Company Letter sets forth a complete and accurate list of all patents, registered trademarks, tradenames, service marks, registered copyrights and pending applications for any of the foregoing owned by the Company or any of the Subsidiaries as of the date of this Agreement. The Company has made available to Parent complete and accurate copies of, and Section 3.01(p)(i) of the Company Letter sets forth a complete and accurate list of, all material Contracts under which the Company or any of the Subsidiaries is either a licensee or licensor of any Intellectual Property and which are in effect as of the date of this Agreement, other than (except with respect to licenses or rights referred to in item (ii)(K) below) nonexclusive licenses granted to or by the Company or a Subsidiary in the ordinary course of business of the Company and the Subsidiaries consistent with past practice.

(ii) (A) The Company and each of the Subsidiaries owns, or is licensed or otherwise has the right to use, free and clear of any Liens, and subject to the terms and conditions of any license therefor (which terms and conditions do not restrict the Company or the Subsidiaries from conducting their business as presently conducted), all Intellectual Property necessary for or material to the conduct of its business as presently conducted.

(B) All material issued patents, pending patent applications, registered trademarks and pending applications therefor, registered tradenames, registered service marks, registered copyrights and pending applications therefor of the Company or any of the Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each jurisdiction selected by the Company for issuance or registration, all necessary affidavits of continuing use with respect thereto have been filed, and all necessary maintenance fees with respect thereto have been paid, except to the extent that the Company has made a business judgment prior to the date of this Agreement not to continue to register or maintain (or prosecute applications for) patents, registered copyrights, registered trademarks or registered service marks which are not currently used by the Company or any of the Subsidiaries.

(C) To the knowledge of the Company, none of the Company or any of the Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating the Intellectual Property rights of any third party (excluding any infringement that is not reasonably likely to have a material adverse effect on a material product or service of the Company or any Subsidiary or to result in a material liability to the Company or any Subsidiary).

(D) There is no suit, action, or proceeding pending or, to the knowledge of the Company, threatened, or, to the knowledge of the Company, any claim or investigation pending or threatened, with respect to, and the Company has not been notified in writing of, any possible infringement or other violation in any material respect by the Company or any of the Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party.

(E) To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Intellectual Property rights of the Company or any of the Subsidiaries.

(F) The Company and the Subsidiaries have taken commercially reasonable steps to maintain in confidence the material trade secrets and confidential information of the Company and the Subsidiaries in all material respects consistent with procedures customarily used in the Company’s industry to protect rights of like importance. Each of the former or current members of management or key personnel of the Company or any of the Subsidiaries, including all former and current employees, agents, consultants and independent contractors known to the Company to have contributed to or participated in the conception and development of Intellectual Property owned or intended to be owned by the Company or any of the Subsidiaries, have assigned or otherwise transferred to the Company, as necessary for the Company and the Subsidiaries to conduct their respective businesses as currently conducted, all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in any material Intellectual Property that is owned or intended to be owned by the Company or any of the Subsidiaries, except where the failure to do so is not reasonably likely to have a material adverse effect on a material product or service of the Company or any Subsidiary or to result in a material liability to the Company or any Subsidiary, and none of the former or current members of management or key personnel of the Company or any of the Subsidiaries, including all former and current employees, agents, consultants and independent contractors known to the Company to have contributed to or participated in the conception and development of Intellectual Property owned or intended to be owned by the Company or any of the Subsidiaries, has a valid claim against the Company or any of the Subsidiaries in connection with the involvement of such person in the conception and development of any material Intellectual Property that is owned or intended to be owned by the Company or any of the Subsidiaries, and no such claim is pending or, to the knowledge of the Company, threatened, in each case other than claims that are not reasonably likely to have a material adverse effect on a material product or service of the Company or any Subsidiary or to result in a material liability to the Company or any Subsidiary. To the knowledge of the Company, none of the current employees of the Company or any of the Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of the Subsidiaries in furtherance of their business as presently conducted, which patents or applications have not been assigned (or are not contractually obligated to be assigned) to the Company or any of the Subsidiaries.

(G) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right or license relating to, any material Intellectual Property owned or used by the Company or any of the Subsidiaries or with respect to which the Company or any of the Subsidiaries now has any agreement with any third party, or any right of termination, cancellation or acceleration of any material Intellectual Property right or obligation set forth in any agreement to which the Company or any of the Subsidiaries is a party, or the loss or encumbrance of any material Intellectual Property or material benefit related thereto, or result in the creation of any Lien in or upon any material Intellectual Property or right, except for such conflicts, violations, defaults, rights, licenses, losses, encumbrances or Liens as are not reasonably likely to have a material adverse effect on a material product or service of the Company or any Subsidiary or to result in a material liability to the Company or any Subsidiary.

(H) To the extent Third Party Software is (I) currently distributed to customers of the Company or any of the Subsidiaries by the Company or any of the Subsidiaries or (II) made available by the Company or any of the Subsidiaries to customers of the Company or any of the Subsidiaries under a hosting, outsourcing or similar arrangement, (1) the Company and the Subsidiaries have obtained all licenses necessary for such distribution or making available, except where the failure to obtain any such license is not reasonably likely to have a material adverse effect on a material product or service of the Company or any Subsidiary or to result in a material liability to the Company or any Subsidiary, (2) the Company’s use of such Third Party Software has not obligated the Company to make any source code of the Company available to any third party and (3) no royalties or payments in excess of $100,000 are due. Section 3.01(p)(ii)(H) of the Company Letter contains a complete list of such material Third Party Software, and identifies the Contract pursuant to which the Company is licensed to distribute or make available such Third Party Software.

(I) None of the source code or other material trade secrets (other than trade secrets with respect to which the Company knowingly made a business judgment prior to the date of this Agreement to not keep such trade secrets confidential) of the Company or any of the Subsidiaries has been published or disclosed by the Company or any of the Subsidiaries to any third party, except pursuant to a written non-disclosure Contract or covenant, or, to the knowledge of the Company, by any third party to any other third party, except pursuant to licenses or other Contracts or covenants requiring such third party to keep such trade secrets confidential, in each case subject to customary and commercially reasonable exceptions.

(J) Neither the Company nor any of the Subsidiaries has assigned, sold or otherwise transferred ownership of any material issued patent, patent application, registered trademark or application therefor, service mark, registered copyright or application therefor or any other material Intellectual Property since October 1, 2003, other than assignments, sales or transfers between or among the Company and its wholly-owned Subsidiaries.

(K) No licenses or rights have been granted to a third party to distribute the source code for, or to use any source code to create Derivative Works of, any product currently marketed by, commercially available from or under development by the Company or any of the Subsidiaries for which the Company possesses the source code.

(L) Each of the Company and the Subsidiaries has created and has safely stored in a commercially reasonable manner back-up copies of all the material Software of the Company and each of the Subsidiaries.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, “Intellectual Property” shall mean Software, trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of business origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action of the owner of such intellectual property or proprietary rights (whether pending or threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing. For purposes of this Agreement, “Software” shall mean all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code. The term “Software” shall also include all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases. For purposes of this Agreement, “Third Party Software” shall mean Software with respect to which a third party holds any copyright or other ownership right (and therefore, such Software is not owned exclusively by the Company or any of the Subsidiaries).

(q) Receivables.  As of the date of this Agreement, all the Receivables (i) represent actual indebtedness or other obligations incurred by the applicable account debtors and (ii) have arisen from bona fide transactions. The Baseline Financials reflect appropriate reserves for doubtful accounts, in accordance with GAAP, as of the most recent date specified therein. For purposes of this Agreement, “Receivables” shall mean all receivables constituting the right of the Company or any of the Subsidiaries to receive payments in respect of goods or services.

(r) Insurance.  The Company or the Subsidiaries maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary for businesses in the Company’s and the Subsidiaries’ business. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancelation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such policies as to which coverage has been disputed.

(s) State Takeover Statutes; Company Articles.  The Board of Directors of the Company has taken all actions necessary, if any, so that the restrictions contained in (i) Chapters 110C, 110D and 110F of the Massachusetts General Laws and (ii) Article 6A of the Company Articles (“Article 6A”), in each case to the extent, if any, such restrictions would otherwise be applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement or compliance with the terms of this Agreement, shall not so apply. A majority of the Board of Directors of the Company and a majority of the “Disinterested Directors” (as defined in Article 6A) have determined (assuming the accuracy of the representations and warranties of Parent and Sub in Section 3.02(e) below) that none of Parent, Sub or any of their respective affiliates is an “Interested Stockholder” (as defined in Article 6A) such that subsection (a)(1) of such Article 6A would apply to the execution, delivery or performance of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement or compliance with the terms hereof. No other “control share acquisition”, “interested stockholder”, “fair price”, “moratorium” or other state takeover or similar statute or regulation or other similar provision of the Company Articles or the Company Bylaws is, or at the Effective Time will be, applicable to the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(t) Company Rights Agreement.  The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to the execution, delivery or performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, (ii) ensure that (A) none of Parent, Sub or any other subsidiary of Parent is an “Acquiring Person” (as defined in the Company Rights Agreement), (B) a “Distribution Date” or a “Stock Acquisition Date” (as such terms are defined in the Company Rights Agreement) does not occur and (C) the Company Rights to purchase Series A Junior Participating Preferred Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution, delivery or performance of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement or compliance with the terms of this Agreement and (iii) provide that the “Expiration Date” (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

(u) Voting Requirements.  The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote as of the record date for the Stockholders Meeting (or as of the new record date, if applicable, with respect to any adjournment or postponement thereof) in favor of approving this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement.

(v) Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent with complete and accurate copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated by this Agreement incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not be inconsistent with the fees and expenses set forth in Section 3.01(v) of the Company Letter.

(w) Opinion of Financial Advisor.  The Board of Directors of the Company has received the written opinion of Goldman, Sachs & Co. dated as of the date of this Agreement and addressed to the Board of Directors of the Company to the effect that, as of the date of this Agreement, and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which opinion the Company has delivered to Parent.

Section 3.02.  Representations and Warranties of Parent and Sub.  Parent and Sub represent and warrant to the Company as follows:

(a) Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention.  Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws (or similar organizational documents) of Parent or Sub, (ii) any Contract or Permit to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that individually or in the aggregate are not reasonably likely to (x) impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or (y) prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any

Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (ii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate are not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Information Supplied.  None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub.  Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Beneficial Ownership of Company Stock.  None of Parent, Sub or any of their respective affiliates (other than any retirement, pension, medical or other benefit plan, where a fiduciary of the beneficiaries of such plan exercises independent investment oversight over the assets of such plan) is, or has been since August 1, 2004, the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the shares of Company Common Stock outstanding as of the date of determination. For purposes of this paragraph, Parent, Sub and their respective affiliates shall not be deemed to be the beneficial owner of any shares of Company Common Stock due to the execution and delivery of this Agreement and the determination of “beneficial owner” shall be as set forth in Article 6A.

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01.  Conduct of Business.  (a) Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or the Company Letter, the Company shall, and shall cause each of the Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them and maintain their franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates; provided that information contained in any subsection of Section 4.01 of the Company Letter shall be deemed to be disclosed with respect to any other subsection of this Section 4.01 to the extent that it is readily apparent on the face of such disclosure that such information is applicable to such other subsection of this

Section 4.01) or with the prior written consent of Parent (which shall not be unreasonably delayed), the Company shall not, and shall not permit any of the Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends or distributions by a direct or indirect wholly-owned Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of the Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options, or Restricted Shares, except pursuant to the forfeiture or repurchase conditions of such Restricted Shares as in effect on the date of this Agreement) or (D) take any action that would result in any amendment, modification or change that is adverse to the Company or any Subsidiary of any term of any indebtedness (other than accounts payable to trade creditors; provided that any amendment, modification or change to the terms thereof shall be made in the ordinary course of business consistent with past practice) of the Company or any of the Subsidiaries;

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the value of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the ESPP outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement);

(iii) amend or propose to amend its Articles of Organization or bylaws (or similar organizational documents);

(iv) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business;

(v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except the licensing of its Intellectual Property and Software and sales of inventory and products or used equipment, in each such case in the ordinary course of business consistent with past practice and except for Permitted Liens;

(vi) (A) repurchase, prepay or incur any indebtedness or guarantee any indebtedness of another person (other than the Company or a wholly-owned Subsidiary) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Subsidiaries, (B) guarantee any debt securities of another person, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person (other than the Company or a wholly-owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) the Company or any direct or indirect wholly-owned Subsidiary or (2) immaterial loans and advances to employees of the Company (other than employees who are also directors or executive officers of the Company) in the ordinary course of business consistent with past practice;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $250,000 or in the aggregate are in excess of $1,000,000;

(viii) (A) pay, discharge, settle or satisfy any claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against in the Company’s most recent financial statements contained in the Baseline Financials (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or the Subsidiaries following the Closing Date, (B) knowingly waive the right to enforce, relinquish, release, transfer or assign (except for transfer or assignment to the Company or a Subsidiary) any right the value of which is material to the business of the Company and the Subsidiaries, taken as a whole, or (C) knowingly waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any material matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of the Subsidiaries is a party;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify or amend (other than in an immaterial respect) or exercise any right to renew any lease or sublease of real property;

(x) modify or amend in any material respect or accelerate, terminate or cancel any material Contract or affirmatively waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims thereunder, in each case in a manner that is adverse to the Company;

(xi) enter into any Contract that is not in the ordinary course of business or that is inconsistent with past practice;

(xii) except as required to ensure that any Benefit Plan or Benefit Agreement in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required pursuant to this Agreement, (A) adopt, enter into, terminate, amend or modify any Benefit Plan or Benefit Agreement, (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except as required to comply with any Benefit Plan or Benefit Agreement in effect on the date of this Agreement, (C) pay or provide to any Company Personnel any compensation or benefit not provided for under a Benefit Plan or Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (D) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement, except as required to comply with any Benefit Plan or Benefit Agreement in effect on the date of this Agreement, (F) take any action to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan or Benefit Agreement or (G) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the ordinary course of business or past practice;

(xiii) form any subsidiary of the Company;

(xiv) enter into any material Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law;

(xv) enter into any Contract containing any material restriction on the ability of the Company or any of the Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction does not apply to any assignment to Parent and any of its subsidiaries in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xvi) take any action (or knowingly omit to take any action) if such action (or known omission) is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xvii) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of the Subsidiaries or terminate the employment of any Company Personnel who has an employment, severance or similar agreement or arrangement with the Company or any of the Subsidiaries;

(xviii) write-down any of its material assets, including any Intellectual Property, or make any change in any financial or tax accounting principle, method or practice other than those required by GAAP or applicable Law;

(xix) except in the ordinary course of business consistent with past practice, engage in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of the Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity;

(xx) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property of the Company and the Subsidiaries, taken as a whole;

(xxi) enter into, extend or renew (A) any Contract or amendment thereof which, if executed prior to the date of this Agreement would have been required to have been disclosed pursuant to Section 3.01(i)(i)(A), (B), (D), (G)(2), (J)(2) or (L), (B) any Contract or amendment thereof that grants any party the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and the Subsidiaries, other than in the ordinary course of business consistent with past practice, or as expressly permitted by Section 4.02(a) below, or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (C) (and not clause (A) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xxii) enter into any Contract or material amendment to a Contract which, if executed prior to the date of this Agreement would have been required to have been disclosed pursuant to Section 3.01(i)(i)(E), (F), (H), (I), (K), (M), or (O)-(Q), other than any Contract or amendment entered into in the ordinary course of business of the Company and the Subsidiaries consistent with past practice;

(xxiii) authorize any of, or commit, resolve, vote or agree to take any of the foregoing actions.

(b) Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, (i) the Company and each of the Subsidiaries shall timely file all material Tax Returns (“Post-Signing Returns”) required to be filed by each such entity during such period (after taking into account any extensions) and all Post-Signing Returns shall be complete and accurate in all material respects; (ii) the Company and each of the Subsidiaries will timely pay all Taxes that are due and payable prior to the Effective Time; (iii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all Taxes payable by the Company or any of the Subsidiaries for which no Post-Signing Return or payment is due prior to the Effective Time; (iv) the Company will promptly notify Parent of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of the Subsidiaries in respect of any Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; (v) none of the Company or any of the Subsidiaries will make or change any material Tax election without Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; and (vi) the Company and each of the Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and Tax audits. The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration pursuant to the terms of this Agreement is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

Section 4.02.  No Solicitation.  (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it permit any of the Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of the Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of the Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of the Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise knowingly cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal was not solicited by or on behalf of the Company or any Subsidiary after the date of this Agreement and did not otherwise result from a breach of this Section 4.02, and subject to compliance with Section 4.02(c) and the other provisions of this Agreement, (A) furnish or cause the Subsidiaries to furnish information with respect to the Company and the Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to an agreement which contains terms that are no less restrictive than those contained in the Confidentiality Agreement dated April 27, 2006 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been or is provided on a prior or concurrent basis to Parent and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of the Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of the Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 15% or more of the total revenue, net income, EBITDA or assets of the Company and the Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Company’s Subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above, in each case other than the Merger.

For purposes of this Agreement, the term “Superior Proposal” means any bona fide written offer which was unsolicited after the date of this Agreement by or on behalf of the Company or any Subsidiary and did not otherwise result from a breach of Section 4.02(a) made by a third party which, if accepted by the Company would be binding upon the third party and which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and the Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (i) would provide a higher value to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)) and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree, resolve or vote to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval of any Takeover Proposal (any such action or any such resolution or vote or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) approve or recommend any Takeover Proposal, or propose the approval or recommendation of any Takeover Proposal or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended by the Company to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)). Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company, or a duly authorized committee of the Board of Directors may, and may agree, resolve or vote to, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company or such committee determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company or such committee may not effect such an Adverse Recommendation Change unless (i) the Board of Directors of the Company or such committee shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company or such committee (after consultation with a financial advisor of national reputation and outside legal counsel), (A) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (B) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event. The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

For purposes of this Agreement the term “Intervening Event” means an event, unknown to the Board of Directors of the Company as of the date hereof (or, if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of the date hereof), which event (or any material consequence of which) becomes known (or understood) to or by the Board of Directors of the Company prior to the Stockholder Approval and which causes the Board of Directors of the Company or a duly authorized committee thereof to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall as promptly as reasonably practicable, and in any event within 24 hours after the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information or inquiry that the Company believes in good faith could reasonably be expected to lead to or contemplates a Takeover Proposal and (ii) the terms and conditions of such Takeover Proposal or a reasonable description (which in the good faith judgment of the Company is complete) of such request or inquiry (including any subsequent amendment or other modification to such terms and conditions or such request or inquiry) and the identity of the person making any such Takeover Proposal request or inquiry. Commencing upon the provision of any notice referred to above, once, and not more than once, each day at mutually reasonably agreeable times, the Company (or its outside counsel) shall (i) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other matters identified with reasonable specificity by Parent (or its outside counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (ii) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose is reasonably likely to result in a breach of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree, resolve or vote to take any action prohibited by Section 4.02(b).

Section 4.03.  Conduct by Parent.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its subsidiaries to, take any action (or knowingly omit to take any action) if such action (or known omission) is reasonably likely to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Stockholders Meeting.  (a) Subject to the reasonable cooperation of Parent, as promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the tenth business day following the date of this Agreement, file with the SEC the preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, absent any Legal Restraint which has the effect of preventing such action, the Company shall file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company to occur on or prior to the 10th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the filing of the preliminary Proxy Statement with the SEC. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC or its staff with respect to the Proxy Statement. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed, and in any event, which approval will be provided not later than three business days following a written request therefor. If at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, shall be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Each of Parent and the Company shall bear one-half of the cost of printing and mailing the Proxy Statement and any amendment or supplement thereto; provided that if an Adverse Recommendation Change shall have occurred, the Company shall bear 100% of such cost.

(b) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. Parent agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint which has the effect of preventing such action, cause to occur on the 20th calendar day (or, if such calendar day is not a business day, the first business day subsequent to such calendar day) immediately following the mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether any Adverse Recommendation Change has occurred at any time; provided, however, that the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) (i) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable or (ii) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement. The notice of such Stockholders Meeting shall state that a resolution to approve this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

Section 5.02.  Access to Information; Confidentiality.  (a) Subject to compliance with applicable Laws and Judgments, the Company shall, and shall cause each of the Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives all reasonable access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, officers and employees, and during such period the Company shall, and shall cause each of the Subsidiaries to, make available to Parent any information concerning its business as Parent may reasonably request (including the work papers of PricewaterhouseCoopers LLP, subject to the requirements of PricewaterhouseCoopers LLP). Subject to compliance with applicable Laws and Judgments, during the period prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel and review the personnel records and such other information concerning such Company Personnel as Parent may reasonably request, in each case subject to such reasonable conditions as the Company shall specify. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement; provided that for the avoidance of doubt, the information set forth in the Company Letter shall qualify the representations and warranties of the Company set forth in Article III and the covenants of the Company set forth in Section 4.01, as and to the extent provided for in the first sentence of Section 3.01 or in Section 4.01(a), as applicable. Except as required by any applicable Law or Judgment, Parent will hold, and will direct and cause its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company, the Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives confidential in accordance with the Confidentiality Agreement.

(b) Without limiting the generality of the foregoing, during the period prior to the Effective Time, the Company shall, and shall cause each of the Subsidiaries to, as and to the extent reasonably requested by Parent, provide Parent with (i) a materially complete and accurate list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of the Subsidiaries (the “FCC Licenses”), (ii) materially complete and accurate copies of each FCC License, (iii) if available, the address and physical location of the device(s) covered by each FCC License, (iv) if available, a written description of the purpose of the device(s) covered by each FCC License, (v) materially complete and accurate copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of the Subsidiaries and (vi) all reasonably available information in the possession of the Company or a Subsidiary necessary for Parent to make an independent determination that the Company and the Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

(c) Subject to applicable Law, the Company and Parent shall, and shall cause each of their respective subsidiaries to, cooperate to ensure an orderly transition and integration process in connection with the Merger and the other transactions contemplated by this Agreement in order to minimize the disruption to, and preserve the value of, the business of the Surviving Corporation and its subsidiaries.

Section 5.03.  Reasonable Best Efforts; Consultation and Notice.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding of the type described in Section 6.02(c) by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from third parties, other than consents, approvals and waivers the absence of which will not impair the ability of Parent to conduct the material business operations of the Company and the Subsidiaries, taken as a whole (provided that Parent does not reasonably object to not obtaining such consent, approval or waiver). In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and the Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or the Subsidiaries or Parent or its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or the Subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or the Subsidiaries or (B) directly or indirectly prevent the Company or the Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and the Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations or to give any such notices or to make any such registrations, declarations and filings or to provide such information and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity, shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b) (i) In connection with the continuing operation of the business of the Company and the Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material (individually or in the aggregate) operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or (2) is reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(C) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement;

(D) any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise modifying its relationship with Company or any of the Subsidiaries in a manner that is adverse in any material respect to the Company or any Subsidiary as a result of the transactions contemplated by this Agreement;

(E) any material notice or other material communication from any Governmental Entity in connection with the Merger, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s written notice;

(F) any filing made by the Company with any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to Parent (other than portions of such filing that include confidential information not directly related to the transactions contemplated by this Agreement) together with the Company’s written notice; and

(G) any actions, suits or proceedings commenced or, to its knowledge, threatened, or, to its knowledge, any claims or investigations commenced or threatened, against, relating to or involving or otherwise affecting the Company or any of the Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h), or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii) Except as prohibited by applicable Law, Parent shall promptly notify the Company in writing of:

(A) the occurrence of any matter or event that is reasonably likely to result in any condition to the transactions contemplated hereby and set forth in Section 6.03 not being satisfied;

(B) any notice or other communication from any person (other than a Governmental Entity) alleging that the consent of such person is required in connection with the transactions contemplated by this Agreement;

(C) any material notice or other material communication from any Governmental Entity in connection with the Merger, and a copy of any such notice or communication shall be furnished to the Company together with Parent’s written notice;

(D) any filing made by Parent with any Governmental Entity in connection with the transactions contemplated by this Agreement, and a copy of any such filing shall be furnished to the Company (other than portions of such filing that include confidential information not directly related to the transactions contemplated by this Agreement) together with Parent’s written notice; and

(E) any actions, suits or proceedings commenced or, to its knowledge, threatened, or, to its knowledge, any claims or investigations commenced or threatened, that relate to the Company or any Subsidiary or the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense of any claim or litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such claim or litigation, it being understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

Section 5.04.  Equity Awards.  (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) (A) not less than 10 days prior to the Effective Time, each outstanding Stock Option shall automatically accelerate so that each such Stock Option shall become fully exercisable for all shares of Company Common Stock at the time subject to such Stock Option and may be exercised by the holder thereof for any or all of such shares, (B) upon the Effective Time, all outstanding Stock Options under the 1994 Stock Option Plan shall be canceled, with the holder of each Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Stock Option; provided that all amounts payable pursuant to this clause (i) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, without interest and (C) each holder of a Stock Option that is outstanding as of the Effective Time under the 1999 Equity Incentive Plan (each, a “1999 Option”) shall no longer have an option to acquire shares of Company Common Stock immediately following the Effective Time pursuant to such 1999 Option, and in lieu thereof, such holder shall have the right to receive, on the same terms and conditions as were applicable to such 1999 Option (including exercise, expiration and forfeiture), an amount in cash, if any, equal to (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock that was subject to such 1999 Option, multiplied by (y) the number of shares of Company Common Stock that were subject to such 1999 Option immediately prior to the Effective Time; provided that all amounts payable pursuant to this clause (C) shall be subject to any required withholding of taxes or proof of eligibility for exemption therefrom;

(ii) each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure, that following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or the Surviving Corporation;

(iii) each Restricted Share outstanding at the Effective Time shall be converted at the Effective Time into the right to receive an amount of cash equal to the Merger Consideration (each Restricted Share, as so converted, a “Restricted Share Cash Amount”), the payments of which shall be subject to, and such amounts shall be payable to the holder of such Restricted Share (each, an “RS Holder”) in accordance with, Section 5.04(c) hereof; and

(iv) except as expressly required pursuant to this Section 5.04, take such action as necessary under the Company Stock Plans to ensure that all restrictions or limitations on transfer and vesting, all forfeiture restrictions, all repurchase rights with respect to the Restricted Shares, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to the corresponding Restricted Share Cash Amounts after giving effect to the Merger, subject to the terms of the grant of such Restricted Shares as in effect immediately prior to the Effective Time.

(b) The Company shall take any actions with respect to the ESPP as are necessary to provide that (i) participation in the ESPP shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) participants’ accumulated payroll deductions outstanding immediately before the Effective Time under the then-current offering period in effect under the ESPP (each, an “ESPP Offering Period”) shall be used to purchase Company Common Stock immediately prior to the Effective Time, and participants shall have no further rights under such Offering Period, (iv) there shall not be any additional “Grant Dates” (as defined in the ESPP) commencing following the date of this Agreement under the ESPP and (v) the ESPP be suspended following the close of the current ESPP Offering Period and shall terminate, effective upon the last business day before the Effective Time (but after the purchases described in clause (iii) above).

(c) Subject to the Offer Letters, each RS Holder shall be entitled to receive from Parent such RS Holder’s Applicable RS Portion (as defined below) after each Lapse Date (as defined below); provided that if the RS Holder is not employed by Parent or any of its affiliates on a Lapse Date (other than any termination of employment that results in the occurrence of a Lapse Date pursuant to such terms and conditions as were applicable to such Restricted Shares immediately prior to the Effective Time), the RS Holder shall not be entitled to receive the Applicable RS Portion for such Lapse Date and any subsequent Lapse Date. For purposes hereof, (i) “Applicable RS Portion” means, in respect of each RS Holder, an amount equal to the product of the Merger Consideration and the number of Restricted Shares held by such RS Holder at the Effective Time that would have vested or with respect to which the Company’s right to repurchase would have lapsed on the applicable Lapse Date, and (ii) “Lapse Date” means, in respect of any Restricted Shares, each date on which such shares would have vested or the Company’s right to repurchase such shares would have lapsed pursuant to such terms and conditions as were applicable to such Restricted Shares immediately prior to the Effective Time, giving effect to the acceleration in vesting of such Restricted Shares that will take place pursuant to Section 16(b) of the 1999 Equity Incentive Plan as a result of the change in control of the Company at the Effective Time.

Section 5.05.  Indemnification, Exculpation and Insurance.  (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and the Subsidiaries as provided in their respective articles of organization or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c) For six years after the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six year period; provided, that in no event shall Parent be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from March 18, 2006, to, and including, March 18, 2007, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $640,500); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $1,921,500 in the aggregate.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.06.  Fees and Expenses.  (a) Except as expressly set forth in the last sentence of Section 5.01(a) or this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) a Takeover Proposal has become known to the Company or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) (provided in the case of termination pursuant to Section 7.01(b)(iii), that such Takeover Proposal shall have been publicly announced or disclosed or otherwise become known to the stockholders of the Company or any person shall have publicly announced the intention to make a Takeover Proposal (whether or not conditional and whether or not withdrawn)), and (B) prior to the date that is 12 months after such termination, the Company or any of the Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c) or 7.01(d) then the Company shall pay Parent a fee equal to $23,000,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 7.01(c) or 7.01(d), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of such events.

(c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

Section 5.07.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.08.  Sub Compliance.  Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

Section 5.09.  Company Rights Agreement.  The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(t)) requested by Parent in order to render the Company Rights inapplicable to the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms of this Agreement. Except as provided above with respect to the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

Section 5.10.  Certain Pre-Closing Actions.  Prior to the Closing, the Company shall take all actions set forth on Section 5.10 of the Company Letter.

ARTICLE VI

Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any other material approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints.  No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) which has the effect of preventing the consummation of the Merger shall be in effect.

Section 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation.  There shall not be pending any claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success or by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its subsidiaries any damages relating to the Merger or that are material (individually or in the aggregate) in relation to the value of the Company and the Subsidiaries, taken as a whole; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or the Subsidiaries or Parent or its subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or the Subsidiaries or Parent or its subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or the Subsidiaries or (B) prevent the Company or the Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and the Subsidiaries prior to the date of this Agreement.

(d) Legal Restraint.  No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of paragraph (c) of this Section 6.02 shall be in effect.

(e) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect on or with respect to the Company. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

Section 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing

Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub.  Parent and Sub shall have performed in all material respects all its obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

Section 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach of Section 5.03 or any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01.  Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated by December 31, 2006 (the “Termination Date”) for any reason; provided that neither Parent nor the Company shall have the right to terminate this Agreement under this Section 7.01(b)(i) if any breach of this Agreement by such party shall have been a principal cause of the failure of the Merger to have been consummated by the Termination Date (and such other party shall not have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth, in the case where such other party is Parent, in Section 6.03(a) or (b), or, in the case where such other party is the Company, in Section 6.02(a) or (b));

(ii) if any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held (and not adjourned) in accordance with this Agreement, and the Stockholder Approval shall not have been obtained thereat;

(c) by Parent in the event the Board of Directors of the Company (or a committee thereof) has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d) by Parent in the event the Board of Directors of the Company fails to publicly reaffirm its recommendation of the approval of this Agreement within ten business days of the Company’s receipt of a written request by Parent for such reaffirmation, which written request will not be made by Parent more than twice unless a Takeover Proposal has been made known to the Company or its stockholders or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes known to the stockholders of the Company;

(e) by Parent if (i) any event shall have occurred which is not capable of being cured prior to the Termination Date and would result in any condition set forth in Section 6.02 not being satisfied prior to the Termination Date, (ii) the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.02(a) or (b) and which breach is capable of being cured by the Company by the Termination Date, but the Company does not commence to cure such breach within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter or (iii) any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.01(e) if any breach of this Agreement by Parent shall have been a principal cause of the failure of such condition to be satisfied; or

(f) by the Company, if (i) any event shall have occurred which is not capable of being cured prior to the Termination Date and would result in any condition set forth in Section 6.03 not being satisfied prior to the Termination Date (but only after taking into account any ability of Parent or Sub to cure any breach of any representation, warranty, covenant or other agreement herein prior to the Termination Date) or (ii) Parent or Sub shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.03(a) or (b) and which breach is capable of being cured by Parent or Sub by the Termination Date, but Parent or Sub, as applicable, does not commence to cure such breach within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.01(f) if any breach of this Agreement by the Company shall have been a principal cause of the failure of such condition to be satisfied.

Section 7.02.  Effect of Termination.  In the event of termination of this Agreement by either or both of the Company and Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company except under the last sentence of Section 5.01(a), the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any willful or intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which willful or intentional material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

Section 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which sets forth the substance of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

Section 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.02.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by such party by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation
New Orchard Road
Armonk, NY 10504
Attention: David L. Johnson
Facsimile: (914) 499-7803

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Scott A. Barshay, Esq.
           George F. Schoen, Esq.
Facsimile: (212) 474-3700

if to the Company, to:

MRO Software, Inc.
100 Crosby Drive
Bedford, MA 01730
Attention: Norman E. Drapeau, Jr.
Facsimile: (781) 280-2225

with a copy to:

Foley Hoag LLP
Seaport World Trade Center West
155 Seaport Boulevard
Boston, MA 02210

Attention: Robert W. Sweet, Jr., Esq.
           John D. Hancock, Esq.
Facsimile: (617) 832-7000

Section 8.03.  Definitions.  For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.

(b) “Company Letter” means the letter dated August 3, 2006 delivered by the Company to Parent.

(c) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge after reasonable inquiry, of any officer of the Company listed in Section 8.03(d) of the Company Letter.

(d) “Material Adverse Effect” on or with respect to the Company means any state of facts, change, development, event, occurrence, action or omission that individually or in the aggregate has or is reasonably likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole or (ii) result in a material impairment on the ability of the Company and the Subsidiaries to operate their businesses immediately after the Closing in substantially the same manner as they were operated immediately prior to the date of this Agreement; provided, however, that no state of facts, change, development, event, occurrence, action or omission to the extent resulting from any of the following shall be deemed to constitute, in and of itself, a Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Material Adverse Effect: (A) general, legal, market (including capital market), economic or political conditions affecting the industries in which the Company participates, provided that such conditions do not have a materially disproportionate adverse impact on the Company and the Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates, (B) the pendency or announcement of this Agreement, including any reaction of any customer, employee, supplier, reseller, alliance partner or channel partner or other constituency to the identity of Parent or any of the transactions contemplated hereby, (C) any suit, claim, action or proceeding that does not have a reasonable likelihood of success on the merits, whether commenced or threatened, which asserts allegations of a breach of fiduciary duty relating to this Agreement, violations of securities Laws in connection with the Proxy Statement or otherwise in connection with any of the transactions contemplated by this Agreement, (D) any action required to comply with the rules and regulations of the SEC or the SEC comment process as such process applies to the Proxy Statement (or any other documents on which the Company may receive such comments in connection with any review of the Proxy Statement by the SEC or its staff), (E) any decrease in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred), (F) the Company’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred), (G) any change in applicable accounting requirements or principles which occurs or becomes effective after the date of this Agreement (including changes with respect to requirements to expense stock options), (H) actions or omissions of the Company or any Subsidiary taken with the prior written approval or consent of Parent or (I) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, provided that no such event shall have had a materially disproportionate adverse impact on the Company and the Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates.

(e) “Permit” means any certificate, permit, license, franchise, approval, concession, qualification, registration, certification or similar authorization from any Governmental Entity.

(f) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, unincorporated association, Governmental Entity or other entity.

(g) a “subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a subsidiary only so long as such ownership or control exists.

(h) a “Subsidiary” means each subsidiary of the Company.

(i) a “wholly-owned Subsidiary” means any Subsidiary, all of the equity and voting interests of which are directly or indirectly owned by the Company, other than any such interest that is de minimis in nature, is required by applicable law or regulation to be owned by a person other than the Company or a Subsidiary and which has no economic or management rights or entitlements.

Section 8.04.  Exhibits and Schedules; Interpretation.  The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. Any Law referred to herein means such Law as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

Section 8.05.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Company Letter (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement and (b) except for the provisions of Section 5.05 is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

Section 8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof, except to the extent the laws of the Commonwealth of Massachusetts are mandatorily applicable to this Agreement, the Merger or the Articles of Merger.

Section 8.08.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 8.09.  Consent to Jurisdiction; Service of Process; Venue.  Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and, if such federal court does not have or declines jurisdiction, to any New York State court sitting in the County of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its subsidiaries except in such courts). In the event of an action filed in any New York State court sitting in the County of New York, each party commits to designate such action as appropriate for assignment to the Commercial Division. Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Merger or the other transactions contemplated by this Agreement in (a) any New York State court sitting in the County of New York or (b) the United States District Court for the Southern District of New York, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.10.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

Section 8.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the applicable court referenced in Section 8.09, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.12.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

Section 8.13.  Severability.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS
MACHINES CORPORATION,

by	/s/ David L. Johnson
Name: David L. Johnson

Title:	Vice President, Corporate Development

KENNESAW ACQUISITION CORPORATION,

by	/s/ David L. Johnson
Name: David L. Johnson

Title:	Director

MRO SOFTWARE, INC.,

by	/s/ Norman E. Drapeau, Jr.
Name: Norman E. Drapeau, Jr.

Title:	President & CEO

Annex B

PERSONAL AND CONFIDENTIAL

August 3, 2006

Board of Directors
MRO Software, Inc.
100 Cosby Drive
Bedford, MA

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of MRO Software, Inc. (the “Company”) of the $25.80 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 3, 2006 (the “Agreement”), among International Business Machines Corporation (“IBM”), Kennesaw Acquisition Corporation, an indirect wholly owned subsidiary of IBM, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to IBM and its affiliates from time to time, including arranging a foreign exchange rate flow in July 2004, arranging an interest rate derivatives swap in January 2006 and arranging an unfunded loan commitment (aggregate principal amount $10,000,000,000) in June 2006. We also may provide investment banking services to the Company, IBM and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, IBM and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and IBM for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended September 30, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and

B-1

forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the business software industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.80 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

B-2

SPECIAL MEETING OF SHAREHOLDERS OF
MRO SOFTWARE, INC.
September 18, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â     Please detach along perforated line and mail in the envelope provided.   â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
	1.	To approve the Agreement and Plan of Merger, dated as of August 3, 2006, by and among International Business Machines Corporation, Kennesaw Acquisition Corporation and MRO Software, Inc.	☐	☐	☐

2.
To adopt a proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing merger proposal
			☐	☐	☐

The shares represented by this proxy will be voted as directed. If no direction is given with respect to the Proposals above, the shares represented by this proxy will be voted FOR all Proposals.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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MRO SOFTWARE, INC.
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
September 18, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned shareholder of MRO Software, Inc. (the "Company"), revoking all prior proxies, hereby appoints Norman E. Drapeau, Jr., Peter J. Rice and Craig Newfield, and each of them acting singly, as proxies, with full power of substitution, to vote all shares of capital stock of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the offices of the Company, 100 Crosby Drive, Bedford, Massachusetts, 01730 beginning at 10:00 a.m., local time, on September 18, 2006 and any adjournment thereof, on the matters set forth in the Notice of Special Meeting dated August 28, 2006, and the related Proxy Statement, copies of which have been received by the undersigned. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.
(Continued and to be signed on the reverse side.)
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SPECIAL MEETING OF SHAREHOLDERS OF
MRO SOFTWARE, INC.
September 18, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time on September 17, 2006.
â     Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
■

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
	1.	To approve the Agreement and Plan of Merger, dated as of August 3, 2006, by and among International Business Machines Corporation, Kennesaw Acquisition Corporation and MRO Software, Inc.	☐	☐	☐

2.
To adopt a proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the foregoing merger proposal
			☐	☐	☐

The shares represented by this proxy will be voted as directed. If no direction is given with respect to the Proposals above, the shares represented by this proxy will be voted FOR all Proposals.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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